Exhibit 10.6

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

CUBIC CORPORATION, a Delaware corporation,

ABRX ACQUISITION CORP., a Virginia corporation;

ABRAXAS CORPORATION, a Virginia corporation,

The Persons and Entities Listed as Shareholders
on the Signature Pages Hereto

and

RICHARD HELMS, in his capacity as
representative of the Shareholders

Dated as of November 15, 2010

i

(continued)

(continued)

(continued)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 15, 2010, by and among Cubic Corporation, a Delaware corporation (“Buyer”), ABRX Acquisition Corp., a Virginia corporation (“Merger Sub”), and Abraxas Corporation, a Virginia corporation (the “Company”), the persons and entities listed Shareholders on the signature pages hereto (each a “Shareholder” and collectively the “Shareholders”), and Richard Helms, in his capacity as representative of the Shareholders in accordance with Section 13.1 hereof (the “Representative”).

R E C I T A L S:

WHEREAS, the Company is engaged in the business of providing technical solutions and tradecraft support services to the intelligence community and the national security community in the United States;

WHEREAS, the sole director of the Company and the respective boards of directors of Buyer and Merger Sub have authorized, adopted and approved this Agreement and such boards determined that this Agreement and the Merger are desirable and in the best interests of their respective stockholders and the board of directors of the Company and Merger Sub have recommended that their respective shareholders approve this Agreement and the Merger;

WHEREAS, the Shareholders, holders of all the outstanding capital stock of the Company, have adopted and approved this Agreement and the Merger based on the recommendation of the board of directors of the Company that this Agreement and the Merger are desirable and in the best interests of its shareholders;

WHEREAS, it is intended by the parties that, prior to the consummation of the transactions contemplated by this Agreement, (i) certain assets owned by the Company will be conveyed by the Company to Ntrepid Corp. (“Ntrepid”), a Florida corporation and wholly owned subsidiary of the Company, as described on Exhibit A-1 (together, the “Property Contribution”), (ii) all outstanding capital stock of Ntrepid will be distributed to the Shareholders listed on Exhibit A-2 (the “Spinoff Distribution”), and (iii) the Company will distribute to one of the Shareholders a note receivable in the anticipated principal amount as of the Closing Date of approximately $16.7 million from Abraxas Applications, Inc., a Virginia corporation and an Affiliate (as defined below) of the Company, which is payable to the Company (the “Note Distributions” and, together with the Property Contribution and the Spinoff Distribution, the “Related Transactions”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A G R E E M E N T:

1.             Definitions.

1.1           Defined Terms.  Capitalized terms used but not otherwise defined in this Agreement shall have the meanings set forth in Exhibit 1.1.

1.2           Other Definitional Provisions.

(a)           Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)           The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c)           The term “including” has the inclusive meaning frequently identified with the phrase “but not limited to.”

(d)           Any reference in this Agreement to gender shall include all genders and words imparting the singular number shall include the plural and vice versa.

2.             The Merger.

2.1           Terms of the Merger.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall merge with and into the Company in accordance with Virginia Law (the “Merger”), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)           At the Closing, the Company and Merger Sub shall cause the articles of merger substantially in the form Exhibit 2.1(b) (the “Articles of Merger”) to be executed, acknowledged and filed with the Secretary of State of the Commonwealth of Virginia and make all other filings or recordings required by Virginia Law in connection with the Merger.  The Merger shall become effective at such time as a certificate of merger is issued by the Secretary of State of the Commonwealth of Virginia with respect to the merger or at such later time as may specified in the Articles of Merger as agreed between the Company and Buyer (the “Effective Time”).

(c)           From and after the Effective Time, the Surviving Corporation shall succeed to all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of each of the Company and Merger Sub, all as provided under Virginia Law.

2.2           Conversion of Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)           Except as otherwise provided in Section 2.2(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and converted into the right to receive the Per Share Portion of the Final Merger Consideration, payable in cash.  For purposes of this Agreement, the term “Preliminary Merger Consideration” means (i) $124,000,000, minus (ii) the amount of Estimated Closing Indebtedness, minus (iii) Estimated Closing Transaction Expenses, minus (iv) the amount of the Expense Funds retained by Representative in accordance with Section 13.1(f), minus (v) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital as determined in accordance with Section 4 herein, plus (vi) the amount, if any, by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital as determined in accordance with Section 4 herein.  The Preliminary Merger Consideration as finally adjusted pursuant to Section 4 is referred to herein as the “Final Merger Consideration.”

(b)           Each share of Company Common Stock held immediately prior to the Effective Time by the Company as treasury stock or by Buyer or Merger Sub shall be canceled, and no payment shall be made with respect thereto.

(c)           Each share of Merger Sub’s common stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non assessable share of common stock, $.01 par value, of the Surviving Corporation.

2.3           Options.  Each Option outstanding immediately prior to the Merger shall be fully vested and cancelled prior to the Merger.  As of the Effective Time, each Optionholder shall have the right to receive an amount in cash (the “Option Amount”) equal to (a) the product of (i) the number of shares of Company Common Stock subject to such Option immediately prior to the Merger (after giving effect to such full vesting) (the “Option Shares”), and (ii) such Optionholder’s Per Share Portion of the Final Merger Consideration, minus (b) the aggregate exercise price of the Option, minus (c) applicable withholding Taxes.

2.4           Representations Regarding Capitalization.  The Option Amounts payable to each Optionholder and the Per Share Portion of the Preliminary Merger Consideration, the Final Merger Consideration, the Adjustment Holdback Amount and the Indemnity Holdback Amount have been calculated assuming the accuracy of the representations and warranties of the Company set forth in Section 5.5.  To the extent the outstanding shares of Company Common Stock or Options are greater than or less than the amount set forth in Section 5.5, the Option Amounts payable to each Optionholder and the Per Share Portion of the Preliminary Merger Consideration, the Final Merger Consideration, the Adjustment Holdback Amount and the Indemnity Holdback Amount shall be appropriately adjusted.

2.5           Exchange of Certificates; Lost Certificates.

(a)           At the Effective Time, each Shareholder shall surrender to Buyer certificates of Company Common Stock, duly endorsed in blank or accompanied by duly executed stock powers, representing the number of shares of Company Common Stock held by such holder.

(b)           At the Closing, pursuant to the Merger each Shareholder who has surrendered his, her or its certificates of Company Common Stock, duly endorsed in blank or accompanied by duly executed stock powers, shall receive cash to which he, she or it is entitled under Section 2.2, less (i) such Shareholder’s Allocation Percentage of the Adjustment Holdback Amount and the Indemnity Holdback Amount.  Notwithstanding anything contained herein to the contrary, each Shareholder who fails to deliver his, her or its certificate(s) of Company Common Stock at the Closing shall receive cash pursuant to this Section 2.5(b) promptly after Buyer’s receipt of such Shareholder’s certificate(s).

(c)           Surrendered certificates shall forthwith be canceled.  Until so surrendered and exchanged, each such certificate shall represent solely the right to receive, per share, the Per Share Portion of the Final Merger Consideration (subject to adjustment as provided herein) pursuant to Section 2.2, and the Surviving Corporation shall not be required to pay the holder thereof the cash to which he, she or it would otherwise have been entitled.  Notwithstanding the foregoing, if any such certificate shall have been lost, stolen or destroyed, then, upon the making of an affidavit of such fact by the Person claiming such certificate to be lost, stolen or destroyed and the providing of an indemnity by such Person, in form and substance reasonably satisfactory to Buyer, against any claim that may be made against it with respect to such certificate,  Buyer shall deliver to such Person, in exchange for such lost, stolen or destroyed certificate, the Per Share Portion of the Final Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such certificate, as contemplated by this Section 2.5.

2.6           Effect of the Merger.

(a)           Articles of Incorporation.  The articles of incorporation of the Company shall be amended and restated in the Merger to read as set forth on Exhibit 2.6(a) and shall be the articles of incorporation of the Surviving Corporation until amended in accordance with applicable Legal Requirements.

(b)           Bylaws.  The bylaws of Merger Sub in effect at the Effective Time shall be adopted as the bylaws of the Surviving Corporation until amended in accordance with applicable Legal Requirements.

(c)           Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed in accordance with applicable Legal Requirements (or their earlier resignation or removal), the directors of Merger Sub shall be the directors of the Surviving Corporation and the individuals listed on Exhibit 2.6(c) shall be the officers of the Surviving Corporation .

2.7           Dissenters’ Rights.  Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has demanded and perfected such holder’s right for appraisal of such shares in accordance with Virginia Law and who, as of the Effective Time, has not effectively withdrawn or lost such right to appraisal (“Dissenting Shares”), if any, shall not be converted into the Preliminary Merger Consideration or the Final Merger Consideration but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Virginia Law.  The Company shall give Buyer prompt notice of any demand received by the Company to require the Company to purchase shares of Company Common Stock, and Buyer shall have the right to direct and participate in all negotiations and proceedings with respect to such demand.

The Company agrees that, except with the prior written consent of Buyer, or as required under Virginia Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such purchase demand.  Each holder of Dissenting Shares (“Dissenting Shareholder”) who, pursuant to the provisions of Virginia Law, becomes entitled to payment of the fair value for shares of Company Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions).  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Buyer shall pay such Dissenting Shareholder the portion of the Preliminary Merger Consideration or Final Merger Consideration, as applicable, to which such shareholder would otherwise be entitled under Section 2.2 (less such Shareholder’s Allocation Percentage of the Adjustment Holdback Amount and the Indemnity Holdback Amount).

3.             The Closing.

3.1           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103 at 10:00 a.m. New York City as soon as practicable, but no less than two Business Days, following full satisfaction or due waiver of all of the closing conditions set forth in Section 10 hereof (other than those to be satisfied at the Closing), or on such other date as is mutually agreeable to Buyer and the Company.  The date and time of the Closing are referred to herein as the “Closing Date.”

3.2           The Closing Transactions.  At the Closing, the parties hereto shall consummate the following transactions (the “Closing Transactions”):

(a)           the Company and Merger Sub shall cause the Articles of Merger to be executed and filed with the Secretary of State of the Commonwealth of Virginia;

(b)           subject to delivery and receipt of a duly executed Letter of Transmittal as provided in clause (g) below, Buyer shall deliver to each holder of Company Common Stock such holder’s Per Share Portion of the Preliminary Merger Consideration, less such holder’s Allocation Percentage of the Adjustment Holdback Amount and the Indemnity Holdback Amount, in cash by wire transfer of immediately available funds to a single account designated by the Representative in writing at least three Business Days prior to the Closing Date;

(c)           subject to delivery and receipt of a duly executed Letter of Transmittal as provided in clause (g) below, Buyer shall deliver to each Optionholder the amount (after applicable withholding Taxes) due to such Optionholder for such Optionholder’s cancelled Options under Section 2.3, less such Optionholder’s Allocation Percentage of the Adjustment Holdback Amount and the Indemnity Holdback Amount, in cash by wire transfer of immediately available funds to a single account designated by the Representative in writing at least three Business Days prior to the Closing Date;

(d)           subject to receipt of the payoff letters contemplated by Section 10.1, Buyer shall repay, or cause to be repaid, on behalf of the Company, all amounts necessary to discharge fully the then-outstanding balance of all Estimated Closing Indebtedness by wire transfer of immediately available funds to the account designated by the holder of such Indebtedness;

(e)           Buyer, the Representative and the Company shall enter into an escrow agreement with the Escrow Agent effective as of the Closing Date which shall be substantially in the form attached hereto as Exhibit 3.2(e) (the “Escrow Agreement”);

(f)            Buyer shall deliver the Adjustment Holdback Amount and the Indemnity Holdback Amount to the Escrow Agent which shall be held by the Escrow Agent pursuant to the Escrow Agreement;

(g)           the Company shall deliver to Buyer one or more certificates, duly endorsed in blank or accompanied by duly executed stock powers, together with a duly executed Letter of Transmittal substantially in the form of Exhibit 3.2(g)(i) representing all of the outstanding shares of Company Common Stock as of immediately prior to the Effective Time or affidavits of loss and indemnities as set forth in Section 2.5(c) in form and substance reasonably satisfactory to Buyer, and each Optionholder shall deliver a duly executed Letter of Transmittal substantially in the form of Exhibit 3.2(g)(ii) in respect of the options to purchase Company Common Stock held by such holder as of immediately prior to the Effective Time (each such Letter of Transmittal, a “Letter of Transmittal”);

(h)           Buyer shall pay, or cause to be paid, on behalf of the Company and the Shareholders, all Estimated Closing Transaction Expenses to each Person who is owed a portion thereof;

(i)            the Company shall deliver to Buyer written letters of resignation, effective as of the Effective Time, of each of the directors and officers of the Company requested by Buyer prior to the Closing.

For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, the failure of any Shareholder to satisfy any of the deliveries set forth in Section 3.2(g) shall not affect Buyer’s obligation to deliver to any other Shareholder such portion of the Final Merger Consideration (less such Shareholder’s Allocation Percentage of the Adjustment Holdback Amount and the Indemnity Holdback Amount) to which such other Shareholder is entitled at Closing.  If any Shareholder fails to satisfy any of the deliveries set forth in Section 3.2(g), the payment of such Shareholder’s portion of the Final Merger Consideration (less such Shareholder’s Allocation Percentage of the Adjustment Holdback Amount and the Indemnity Holdback Amount) shall be made after the Closing, promptly after Buyer’s receipt of such Shareholder’s deliveries.

4.                                       Closing Estimates; Final Merger Consideration.

4.1                                 Closing Estimates.  At least two Business Days prior to the Closing Date, the Company shall prepare and deliver to Buyer (a) the Company’s good-faith estimate of the Company’s Net Working Capital (the “Estimated Closing Net Working Capital”) and Indebtedness (the “Estimated Closing Indebtedness”), each as of the Closing Date (immediately prior to giving effect to the transactions contemplated herein), based on the Company’s books and records and other information then available and calculated on a basis consistent with this Agreement, and (b) a schedule setting forth the Transaction Expenses (the “Estimated Closing Transaction Expenses”).  All calculations of Net Working Capital, Indebtedness and Transaction Expenses hereunder shall be made without duplication of any asset, liability, income or expense between such calculations.

4.2                                 Final Merger Consideration.  As promptly as practicable after the Closing, but in no event later than 60 days after the Closing Date, Buyer shall cause the Surviving Corporation to prepare and deliver to the Representative (on behalf of the Shareholders) a statement (the “Closing Statement”) as of the close of business on the Closing Date, setting forth the Surviving Corporation’s calculation of the Net Working Capital (the “Closing Net Working Capital”), Indebtedness (the “Closing Indebtedness”) and Transaction Expenses (the “Closing Transaction Expenses”) (immediately prior to giving effect to the transactions contemplated herein), which shall be calculated on a basis consistent with this Agreement, including, as applicable Schedule 4.2 and the accounting principles and practices referred to therein in the same way, using the same methods, principles, conventions, policies and procedures (including the methodology used by the Company with respect to accruals and reserves to prepare the estimates described in Section 4.1).  The Closing Statement shall contain a calculation of the Final Merger Consideration based on the foregoing amounts of Closing Net Working Capital, Closing Indebtedness and Closing Transaction Expenses.  If Buyer does not deliver the Closing Statement to the Representative by 5:00 p.m., New York City time, on the 60th day after the Closing Date (such date and time, the “Closing Statement Due Date”), the Preliminary Merger Consideration shall be conclusive and binding on Buyer, the Surviving Corporation and the Shareholders.  To the extent any actions following the Closing with respect to the accounting books and records of the Surviving Corporation on which the Closing Statement and the foregoing calculations are to be based are not consistent with the Company’s past practices, such changes shall not be taken into account in preparing the Closing Statement or calculating the Closing Net Working Capital and Closing Indebtedness.

4.3                                 Access to Information.  The Surviving Corporation and Buyer shall (a) permit the Representative and his representatives to have full access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) and shall cooperate with the Representative in seeking to obtain work papers from the Surviving Corporation pertaining to or used in connection with the preparation of the Closing Statement and calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Final Merger Consideration and provide the Representative with copies thereof (as reasonably requested by the Representative) and (b) provide the Representative and his representatives full access to the Surviving Corporation’s employees and accountants as reasonably requested by the Representative (including making the Surviving Corporation’s chief financial officer and certified public accountants available to respond to written or oral inquiries of the Representative or his representatives).  If the Representative (on behalf of the Shareholders) disagrees with any part of the Surviving Corporation’s calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses or Final Merger Consideration as set forth on the Closing Statement, the Representative shall, within 30 days after the Representative’s receipt of the Closing Statement, notify Buyer in writing of such disagreement by setting forth the Representative’s calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Final Merger Consideration and describing the basis for such disagreement (an “Objection Notice”); provided that the amount of Closing Indebtedness and Closing Transaction Expenses set forth in the Objection Notice shall not be less than the amount of the Estimated Closing Indebtedness and Estimated

Closing Transaction Expenses, respectively, paid at the Closing pursuant to Sections 2.2(a).  If the Representative does not deliver an Objection Notice to Buyer by 5:00 p.m., New York City time, on the 30th day after the Representative’s receipt of the Closing Statement, or if the Representative notifies Buyer in writing prior to that time that the Representative does not disagree with any part of the Surviving Corporation’s calculation of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses or Final Merger Consideration as set forth on the Closing Statement, the Closing Statement shall be conclusive and binding on Buyer, the Surviving Corporation and the Shareholders.  If the Representative timely delivers an Objection Notice objecting to some but not all of the Closing Statement, those portions of the Closing Statement to which the Representative does not object shall be conclusive and binding on Buyer, the Surviving Corporation and the Shareholders and any amounts not subject to an Objection Notice shall be distributed to the Shareholders in accordance with Section 2.2(a).  If an Objection Notice is delivered to Buyer, then Buyer and the Representatives (on behalf of the Shareholders) shall negotiate in good faith to resolve their disagreements with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and/or Final Merger Consideration.  In the event that Buyer and the Representative are unable to resolve all such disagreements within 30 days after Buyer’s receipt of such Objection Notice, Buyer or the Representative may submit such remaining disagreements to PricewaterhouseCoopers LLP, or another nationally recognized certified public accounting firm as is reasonably acceptable to Buyer and the Representative (the “Accounting Firm”).

4.4                                 Disagreements.  If such disagreements are submitted to the Accounting Firm, Buyer and the Representative shall use commercially reasonable efforts to cause the Accounting Firm to resolve all remaining disagreements with respect to the computation of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Final Merger Consideration identified in the Objection Notice as soon as practicable, but in any event shall direct the Accounting Firm to render a determination within 45 days after its retention.  The Accounting Firm shall consider only those items and amounts in the Surviving Corporation’s and the Representative’s respective calculations of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Final Merger Consideration that are identified as being items and amounts to which the Surviving Corporation and the Representative have been unable to agree.  In resolving any disputed item, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  The Accounting Firm’s determination of the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Final Merger Consideration shall be based solely on written materials submitted by Buyer and the Representatives (i.e., not on independent review) and on the definition of “Closing Net Working Capital,” “Closing Indebtedness,” “Closing Transaction Expenses” and “Final Merger Consideration” included herein and the other provisions of this Agreement, including, as applicable, Schedule 4.2 and the accounting principles and practices referred to therein.  The determination of the Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations).

4.5                                 Costs and Expenses.  The costs and expenses of the Accounting Firm in determining the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Final Merger Consideration shall be borne by the Surviving Corporation, on the one hand, and the Representative (on behalf of the Shareholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.  For example, if the Closing Statement claims the Closing Net Working Capital is $1,000 less than the Estimated Closing Net Working Capital, and the Representative contest only $500 of the amount claimed by the Surviving Corporation, and if the Accounting Firm ultimately resolves the dispute by awarding the Surviving Corporation $300 of the $500 contested, then the costs and expenses of the Accounting Firm will be allocated 60% (i.e., 300 ÷ 500) to the Representative (on behalf of the Shareholders) and 40% (i.e., 200 ÷ 500) to the Surviving Corporation.  In connection with its determination of Closing Net Working Capital, Closing Indebtedness, Closing Lease Buyout Amounts, Closing Transaction Expenses and Final Merger Consideration the Accounting Firm shall, pursuant to the terms of this Section 4.5, also determine the allocation of its fees and expenses between the Surviving Corporation and the Representative (on behalf of the Shareholders), which such determination shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review (other than with respect to errors in arithmetic calculations).  Any costs and expenses payable by the Representative pursuant to the terms of this Section 4.5 shall be paid solely from the Expense Funds.

4.6                                 Adjustments.  Within five Business Days after the Closing Net Working Capital, Closing Indebtedness, Closing Transaction Expenses and Final Merger Consideration are finally determined pursuant to this Section 4:

(a)                                  if the Final Merger Consideration as finally determined pursuant to this Section 4 exceeds the Preliminary Merger Consideration paid at Closing, Buyer shall pay, or cause the Surviving Corporation to pay, to each Shareholder and Optionholder in cash an amount equal to the product of (x) the excess of the Final Merger Consideration over the Preliminary Merger Consideration, and (y) such Shareholder’s or Optionholder’s Allocation Percentage;

(b)                                 if the Preliminary Merger Consideration exceeds the Final Merger Consideration, then the Representative (on behalf of the Shareholders) shall pay Buyer an amount in cash equal to such excess of Preliminary Merger Consideration over Final Merger Consideration (the “Buyer Adjustment Amount”), out of the Adjustment Holdback Amount and to the extent that the Adjustment Holdback Amount is insufficient to satisfy the Buyer Adjustment Amount, then the Representative shall distribute the entire Adjustment Holdback Amount to Buyer as provided above and, as provided in the Letters of Transmittal, each of the Shareholders and Optionholders, severally as to itself, himself or herself only and not jointly as to or with any other Shareholder or Optionholder, shall pay to or as directed by Buyer its, his or her pro rata portion (based on its, his or her Allocation Percentage) of the amount of such deficiency within five Business Days of being directed by Buyer to make such payment. In the event that any Shareholder or Optionholder shall fail to pay the amount of such deficiency within the period specified in the immediately preceding sentence (a “Defaulting Shareholder”), Buyer may deliver written notice to the Representative setting forth such amount, and Buyer and the Representative will, within three Business Days of the Representative’s receipt of such notice, direct the Escrow Agent to pay such amount to Buyer out of the Defaulting Shareholder’s portion of the Indemnity Holdback Amount; provided that, pursuant the Letters of Transmittal, the Defaulting Shareholder shall promptly restore such amount to the Indemnity Holdback Amount to the extent any funds are so paid and shall remain liable for such amount in the event such Defaulting Shareholder’s remaining portion of the Indemnity Holdback Amount is insufficient to cover such Defaulting Shareholder’s proportionate responsibility for any amounts properly payable out of the Indemnity Holdback Amount. No failure of Buyer to deliver a notice of the type specified in the immediately preceding sentence shall relieve any Shareholder or Optionholder of its obligation to pay its several portion of such deficiency to Buyer.

(c)                                  All payments pursuant to this Section 4.6 shall be treated by all parties for tax purposes as adjustments to the Final Merger Consideration.

4.7                                 Withholding.  Notwithstanding anything herein to the contrary, each of Buyer and the Surviving Corporation shall be entitled to deduct and withhold from the Preliminary Merger Consideration, Final Merger Consideration, Adjustment Holdback Amount or Indemnity Holdback Amount (as the case may be) otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Legal Requirements.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Shareholder in respect of which such deduction and withholding was made by Buyer or the Surviving Corporation.  If, under the terms of this Agreement, such payment is paid to such recipients by Buyer or the Surviving Corporation and any required withholding is not made, then such recipients shall make appropriate provision (and each such recipient hereby authorizes Buyer and the Surviving Corporation to take such action as may be appropriate in connection therewith) for payment of any appropriate withholding Taxes to the Company so that such withholding Taxes may be paid to the appropriate Governmental Body, and such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable recipients in respect of which such deduction and withholding was made.

5.                                       Representations and Warranties of the Company.

The Company represents and warrants to Buyer and Merger Sub that the statements in this Section 5 are correct and complete, except as set forth in the schedules accompanying this Section 5 (collectively, the “Disclosure Schedules”).  The Disclosure Schedules have been arranged in separately numbered sections corresponding to the sections of this Section 5; however, the disclosure of any item in any section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to which the relevance of such item is reasonably apparent.  Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

5.1                                 Organization and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under Virginia Law.  The Company has all requisite power and authority to own, lease and operate its properties and assets and to carry on the Business as now conducted.  The Company is qualified to do business and is in good standing (or its equivalent) in every jurisdiction in which its ownership or lease of property or the conduct of the Business as now conducted requires it to qualify, all of which jurisdictions are set forth on Schedule 5.1, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to (a) subject the Company to any material liability or (y)

adversely affect in any material respect the Company’s ability to conduct the Business following the Closing as presently conducted.  Since January 1, 2005, the Company has not conducted the Business under any corporate, trade or fictitious name.  The Company has made available to Buyer true, correct and complete copies of the articles of incorporation and bylaws of the Company and Dauntless.  The minute books of the Company and Dauntless made available to Buyer contain a complete and accurate summary of all meetings of directors, committees of directors and shareholders or actions by written consent since the time of incorporation of the Company and Dauntless, and reflect all transactions referred to in such minutes accurately in all material respects.

5.2                                 Subsidiaries.  Dauntless is a corporation duly organized, validly existing and in good standing under the Legal Requirements of its jurisdiction of organization. Except as set forth on the attached Schedule 5.2, the Company does not, directly or indirectly own, of record or beneficially, or directly or indirectly hold, the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other Person. The Company owns all of the outstanding capital stock or other equity interests of the Company’s Subsidiaries free and clear of all Encumbrances other than restrictions under applicable securities Legal Requirements.

5.3                                 Authorization of Agreement.

(a)                                  The Company has the requisite power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Company in connection with the consummation of the transactions contemplated hereby and thereby (the “Seller Documents”), and to consummate the Merger and the other transactions contemplated hereby and thereby.  All acts and other proceedings required to be taken by the Company, including acts and proceedings of the Company’s sole director and the Shareholders, to authorize the execution, delivery and performance of this Agreement and the Seller Documents by the Company and the consummation of the Merger and the other transactions contemplated hereby and thereby by Company have been duly taken.  This Agreement has been, and each Seller Document will be at or prior to the Closing, duly executed and delivered by the Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Seller Document when so executed and delivered will constitute, legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(b)                                 The affirmative vote of the holders of at least majority of the outstanding Company Common Stock present (in person or by proxy) and voting at a meeting of the Company’s shareholders called to approve the transactions contemplated by this Agreement or acting by written consent in lieu of such a meeting is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the transactions contemplated by this Agreement under Virginia Law (the “Required Vote”)

5.4                                 Conflicts; Consents of Third Parties.

(a)                                  Except as set forth on Schedule 5.4(a), none of the execution and delivery by the Company of this Agreement or any of the Seller Documents, the consummation of the transactions contemplated hereby or thereby, or compliance by the Company with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, revocation, cancellation or acceleration of any obligation or to loss of a benefit under, or give rise to any obligation of the Company to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under any provision of, or result in the creation of any Encumbrance in or upon any of the properties or assets of the Company under, (i) the articles of incorporation and bylaws of the Company; (ii) any Contract (except for any Contract not required to be listed on a schedule to this Agreement that is not, individually or in the aggregate, material to the Business) or Permit (except for any Permit that is not, individually or in the aggregate, material to the  Business) to which the Company is a party or by which it or any of the properties or assets of the Company are bound; (iii) any Order applicable to the Company or any of the properties or assets of the Company; or (iv) any applicable Law.

(b)                                 Except as set forth on Schedule 5.4(b), no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of the Company (i) in connection with the execution and delivery of this Agreement or the Seller Documents or the compliance by the Company with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby or the taking of any other action contemplated hereby or thereby, or (ii) the continuing validity and effectiveness following the Closing of any Permit or Contract of the Company, except for such consents the failure of which to obtain, individually or in the aggregate, would not have and would not reasonably be expected to adversely affect in any material respect, individually or in the aggregate, the Business or prevent or materially delay the Company from consummating the transactions contemplated hereby.

5.5                                 Capitalization.(a)   The authorized capital stock of the Company and the number of shares of the Company’s capital stock owned by each Shareholder is as set forth on Schedule 5.5(a).  All the shares of Company Common Stock are issued and outstanding as of the date of this Agreement.  As of the date hereof, there are 646,887 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock are held as treasury stock.  As of the Closing Date there will be 646,887 shares of Company Common Stock issued and outstanding and no shares of Company Common Stock will be held as treasury stock (subject to the issuance after the date hereof of shares of Company Common Stock upon the exercise of options outstanding as of the date hereof and listed on Schedule 5.5(b) and the repurchase of shares of Company Common Stock upon the termination of employment of a shareholder). All of the issued and outstanding shares of Company Common Stock have been duly authorized for issuance and are validly issued, fully paid and non-assessable, and are not subject to preemptive rights or rights of first refusal created by statute, the organizational documents of the Company or any Contract to which the Company is a party or by which the Company or any of its properties or assets is bound.

(b)                                 Schedule 5.5(b) lists all existing options, warrants, calls, rights, commitments or other agreements of any character to which the Company is a party requiring, and all securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock or other equity securities of the Company and, for each such option, warrant, call, right, commitment or other agreement or security, Schedule 5.5(b) sets for the applicable exercise or conversion price.  Neither the Shareholders nor the Company are a party to any voting trust or other voting agreement with respect to any of the Company Common Stock or to any Contract relating to the issuance, sale, redemption, transfer or other disposition of the capital stock of the Company.  There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of the Company may vote.

(c)                                  Except as set forth on Schedule 5.5(c), the Shareholders are the record owners of the shares of Company Common Stock listed on Schedule 5.5(a), free and clear of any and all Encumbrances.  Except as set forth on Schedule 5.5(c), the Shareholders have the corporate power and authority to sell, transfer, assign and deliver such shares of Company Common Stock as provided in this Agreement.

5.6                                 Financial Statements.

(a)                                  The Company has delivered to Buyer copies of (i) the audited consolidated balance sheet of the Company as of December 31, 2009 and 2008, and the related audited consolidated statements of income, cash flows and stockholders equity of the Company for the fiscal years then ended, and (ii) the unaudited consolidated balance sheet of the Company as at September 30, 2010 and the related unaudited consolidated statement of income of the Company for the nine-month period then ended, together with the comparative statements for the corresponding nine-month period in 2009 (such statements are referred to herein as the “Financial Statements”).  Except as set forth on Schedule 5.6(a), each of the Financial Statements has been prepared in accordance with GAAP consistently applied by the Company and fairly presents in all material respects the financial position, results of operations and cash flows of the Company as at the dates and for the periods indicated, subject in the case of the nine-month statements to year end adjustments (which will not be material, individually or in the aggregate).  All liabilities and obligations of the Company, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Financial Statements have been disclosed in the balance sheets included in the Financial Statements or in notes to the Financial Statements to the extent such liabilities were required, under GAAP, to be so disclosed.  Except as set forth in the notes to the Financial Statements, the liabilities on the latest balance sheet of the Company included in the Financial Statements consist solely of accrued obligations and liabilities incurred by the Company in the ordinary course of business to Persons that are not Affiliates of any of the Company.  The statements of operations included in the Financial Statements do not contain any material items of special or non-recurring income or other income not earned, or omit any material item of expense incurred, in each case in the ordinary course of business except as expressly specified on Schedule 5.6(a).

(b)                                 All notes and accounts receivable of the Company are reflected properly on its books and records, are valid receivables, have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices, in each case with Persons other than Affiliates, are not subject to valid defenses, setoffs or counterclaims, except in the ordinary course of business consistent with past practice, are current in all material respects and are collectible in accordance with their terms at their recorded amounts (by use of the Company’s normal collection methods without resort to litigation or reference to a collection agency), subject only to the reserve for bad debts set forth on the face of the Balance Sheets (rather than in any notes thereto) as adjusted for operations and transactions through the Closing Date in accordance with GAAP.  The Company has delivered to Buyer an aging of the accounts receivable and accounts payable of the Company as of the September 30, 2010.

(c)                                  Schedule 5.6(c) sets forth all (i) Indebtedness of the Company and (ii) all bank accounts of the Company, including any “lock-box” accounts.

(d)                                 The Company has delivered to Buyer copies of (i) the pro forma unaudited consolidated balance sheet of the Company as of December 31, 2009, and the related pro forma unaudited consolidated statements of income and stockholders equity of the Company for the fiscal year then ended, and (ii) the pro forma unaudited consolidated balance sheet of the Company as at September 30, 2010 and the related unaudited consolidated statement of income of the Company for the nine-month period then ended, together with the comparative pro forma statements for the corresponding nine-month period in 2009 (such statements are referred to herein as the “Pro Forma Financial Statements”).  For the purposes hereof, the unaudited pro forma balance sheet of the Company as at September 30, 2010 is referred to as the “Balance Sheet” and September 30, 2010 is referred to as the “Balance Sheet Date”.  The Pro Forma Financial Statement give pro forma effect to the consummation of the Related Transactions as if they were consummated on January 1, 2009 based on the assumptions set forth on Schedule 5.6(d).  Except as set forth on Schedule 5.6(d), each of the Pro Forma Financial Statements has been prepared in accordance with GAAP consistently applied by the Company and fairly presents in all material respects the financial position and results of operations of the Company (after giving such pro forma effect to the Related Transactions) relating to the Business as at the dates and for the periods indicated, subject in the case of the of the nine-month statements to year end adjustments (which will not be material, individually or in the aggregate).  All liabilities and obligations of the Company (after giving such pro forma effect to the Related Transactions) relating to the Business, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of such Pro Forma Financial Statements have been disclosed in the balance sheets included in the Pro Forma Financial Statements or in notes to the Pro Forma Financial Statements to the extent such liabilities were required, under GAAP, to be so disclosed.  Except as set forth in the notes to the Pro Forma Financial Statements, the liabilities on the latest balance sheet of the Company (after giving such pro forma effect to the Related Transactions) relating to the Business included in the Pro Forma Financial Statements consist solely of accrued obligations and liabilities incurred by the Company in the ordinary course of business to Persons that are not Affiliates of any of the Company.  The statements of operations included in the Pro Forma Financial Statements do not contain any material items of special or non-recurring income or other income not earned, or omit any material item of expense incurred, in each case in the ordinary course of business except as expressly specified on Schedule 5.6(d).  The Company and the Shareholders acknowledge and agree that Buyer is relying on the accuracy and completeness of the Pro Forma Financial Statements in making its determination as to whether it must file the Pro Forma Financial Statements, or any other financial statements of the Company or any portion thereof, with the Securities and Exchange Commission.

(e)                                  The Company has established and maintain a system of internal accounting and other controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and preparation of financial statements (including the Financial Statements) for external purposes in accordance with GAAP, consistently applied, including policies and procedures that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) access to assets is permitted only in accordance with management’s general or specific authorization; (iii) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; (iv) provide reasonable assurance that material information relating to the Company is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (v) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, consistently applied, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company’s board of directors; (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (vii) provide reasonable assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud, whether or not material, that involves any of the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls used by the Company, are adequately and promptly disclosed to the Company’s independent auditors and the Company’s sole director.

5.7           No Undisclosed Liabilities.  The Company and Dauntless have no Indebtedness, obligations or liabilities of any kind (whether known or unknown and whether absolute, accrued, contingent or otherwise) that (i) would have been required to be reflected in, reserved against or otherwise described on the latest balance sheet included in the Pro Forma Financial Statements or in the notes thereto in accordance with GAAP which was not fully reflected in, reserved against or otherwise described in the Balance Sheet or the notes thereto or (ii) was not incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date (it being acknowledged and agreed that obligations and liabilities incurred in the ordinary course of Business do not include any liability for breach of contract, breach of warranty, tort, infringement claim or lawsuit).

5.8           Absence of Changes.  Since the Balance Sheet Date, the Company and Dauntless have conducted the Business in the ordinary course of business and there has not been any event, occurrence or development which, individually or in the aggregate, has had a Material Adverse Effect.  Without limiting the generality of the foregoing, since the Balance Sheet Date, the Company has not taken any action which, if taken after the date hereof, would have required the consent of Buyer pursuant to Section 8.2 of this Agreement.

5.9           Title to and Conditions of Assets.

(a)           Schedule 5.9(a) contains a list, as of the date hereof, of all real property leased by the Company and its Subsidiaries (the “Real Property Leases”). Except as set forth on Schedule 5.9(a), the Company or its Subsidiaries have a valid leasehold estate in all real property subject to Real Property Leases (the “Leased Real Property”), free and clear of all Encumbrances, other than Permitted Encumbrances and any such exceptions that would not, individually or in the aggregate, have or reasonably be expected to adversely affect the use of such Leased Real Property in any material respect as such property is used as of the date hereof.  Neither the Company nor any of its Subsidiaries owns any real property.  The Company has good, marketable and valid leasehold interests under the Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Legal Requirements affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Company have not given or received any written notice of any default and to the Knowledge of Company, no other party is in default thereof, and no party of the Real Property Leases has exercised any termination rights with respect thereto.  The Company has delivered to Buyer true and complete copies of the Real Property Leases.

(b)           Schedule 5.9(b) sets forth all leases of personal property (“Personal Property Leases”) involving annual payments in excess of $5,000 relating to personal property used in the Business or to which any of the Company or Dauntless is a party or by which any properties or assets of the Company or Dauntless is bound.  The Company and Dauntless have a valid leasehold interest under each of the Personal Property Leases under which they are lessees, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and the Company and Dauntless have not received any written notice of default under any Personal Property Lease by the Company or Dauntless or, to the Knowledge of the Company, by any other party thereto.  The Company and Dauntless have good and marketable title to all of the items of tangible personal property reflected in the Balance Sheets or acquired after the Balance Sheet Date (except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practice), free and clear of any and all Encumbrances other than the Permitted Encumbrances.  All such items of tangible personal property are in good condition and in a state of good maintenance and repair in all material respects (ordinary wear and tear excepted) and are suitable in all material respects for the purposes used.  All of the items of tangible personal property used by the Company and Dauntless under the Personal Property Leases are in good condition and repair in all material respects (ordinary wear and tear excepted) and are suitable in all material respects for the purposes used.  Except as set forth on Schedule 5.9(b), after giving effect to the Related Transactions, the Company and Dauntless shall own good title to, or hold a valid leasehold interest in, all of the personal property used in and necessary for the conduct of the Business, free and clear of all Encumbrances, except for Permitted Encumbrances and Encumbrances that will be terminated at or prior to the Closing.

5.10         Intellectual Property.

(a)           Schedule 5.10(a) contains a complete list of all Registered Intellectual Property.

(b)           Schedule 5.10(b) contains a complete list of all of the following that constitute Company Intellectual Property: (i) all United States and non-United States patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all copyrights and copyright registrations and applications therefor throughout the world; (iii) all industrial designs and any registrations and applications therefor throughout the world; and (iii) trade names, logos, trademarks and service marks, and trademark and service mark registrations and applications therefor throughout the world.

(c)           The Company (i) owns all rights, title, and interest in all Company Intellectual Property that is owned by the Company or Dauntless free and clear of any Encumbrance (other than Permitted Encumbrances), including ownership of pending and accrued causes of action for patent, trademark, or copyright infringement, misappropriation, and unfair business practice relating to the Company Intellectual Property and has the sole and exclusive right to bring actions for infringement and misappropriation of such Company Intellectual Property, and (ii) otherwise has the right to use all other Company Intellectual Property.

(d)           Each item of Registered Intellectual Property that is material to and necessary for conducting the Business as it has been conducted during the 12-month period before Closing is valid and subsisting to the extent that all necessary registration, maintenance or annuity, and renewal fees in connection with such item of Registered Intellectual Property have been made; all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or non-United States jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property; and all patent, trademark, service mark and copyright applications set forth on Schedule 5.10(a) have been duly filed.

(e)           All employees, agents, consultants, contractors, or other Persons who have contributed to or participated in the creation or development of any Company Intellectual Property including Company Software:  (i) made such contribution pursuant to and within the scope of employment with the Company or its Subsidiaries as an employee or otherwise as a party to a “work-for-hire” agreement under which the Company or its Subsidiaries is deemed to be the owner and/or author, as applicable, of all right, title, and interest therein; or (ii) have executed a written assignment or other agreement to assign in favor of the Company transferring to the Company all right, title and interest in such Company Intellectual Property.

(f)            Schedule 5.10(f) contains a list of the Company Software.  Except as set forth on Schedule 5.10(f): (i) the Company has developed the Company Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company or any of its Subsidiaries or consultants and contractors that have assigned all rights in the Company Software to the Company); (ii) the Company owns or otherwise has the right to use the Company Software; (iii) no third party has any right to compensation from the Company or any of its Subsidiaries by reason of, the use, exploitation, or sale of the Company Software; (iv) none of the Company Software contains any source code or portions of source code (including any “canned program” or “free-ware”) created by any party other than the authors of the Company Software on behalf of the Company or that has otherwise been assigned to the Company; (v) the Company Software is not subject by agreement to any transfer, assignment, site, equipment, or other operational limitation; (vi) the Company has maintained and protected the Company Software with appropriate proprietary notices (including, without limitation, the notice of copyright in accordance with the requirements of 17 U.S.C. § 401), confidentiality and non-disclosure agreements and such other measures as are reasonably necessary to protect the proprietary, trade secret or confidential information contained therein; (vii) the Company Software has been registered or may be eligible for protection and registration under applicable U.S. copyright law and has not been forfeited to the public domain; (viii) the Company has copies of all current releases or separate versions of the Company Software so that the same may be subject to registration in the United States Copyright Office; (ix) the Company Software does not infringe any copyright or other Intellectual Property rights of any other Person; (x) to the extent used in the Business as it has been conducted during the six-month period before Closing, the Company Software retains the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a computer programmer could develop, maintain, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company; (xi) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Company Software by any other Person; (xii) the Company has no source code for the Company Software or other Company Intellectual Property held in escrow; and (xiii) to the Company’s Knowledge, the Company has not received any notice of, and the Company has no Knowledge of, any complaint, assertion, threat, or allegation that the Company Software infringes the rights of any third party.

(g)           No claims of any kind have been made by the Company against any third party that, and the Company has no Knowledge that, any third party infringes, or has previously infringed, misappropriates, or has previously misappropriated any Company Intellectual Property.

(h)           No claims of any kind have been made or asserted, or to the Company’s Knowledge threatened, by any party against the Company claiming or alleging that the Company or any of their products (including products currently under development), services, or methods of operation infringe, have infringed, or misappropriate the Intellectual Property of any third party, or constitute unfair competition.  The Company has not infringed any Intellectual Property right of any third party.

5.11         Contracts.

(a)           Schedule 5.11(a) identifies each Contract for which performance is ongoing that constitutes a “Material Contract” of the Company.  Each of the following ongoing contracts shall be deemed to constitute a “Material Contract”:

(i)            any Contract (A) relating to the employment of, or the performance of services by, any director, employee or consultant of the Company or any of its Subsidiaries, (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment (whether or not in cash) to any current or former employee or director, or (C) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payment (other than payments constituting base salary) in excess of $25,000 individually or $100,000 in the aggregate to any current or former employee or director;

(ii)           any Contract relating to the acquisition, transfer, development, sharing or license by the Company of any Company Intellectual Property (except for any Contract pursuant to which (A) any Company Intellectual Property is licensed to the Company or Dauntless under any third party software license generally available to the public, or (B) any Company Intellectual Property is licensed by the Company or Dauntless to any Person on a non-exclusive basis);

(iii)          any Contract that provides for indemnification of any officer, director, employee or agent of the Company or any of its Subsidiaries;

(iv)          any Contract imposing any restriction on the right or ability of the Company or Dauntless (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, (C) to solicit, hire or retain any Person as an employee, consultant or independent contractor, (D) to develop, sell, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person, (E) to perform services for any other Person, or (F) to transact business or deal in any other manner with any other Person;

(v)           any Contract of the Company or Dauntless (other than Contracts evidencing Options) (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities, or (C) providing the Company with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

(vi)          any Contract of the Company or Dauntless incorporating or relating to any guaranty, any warranty or any indemnity or similar obligation, pursuant to which the potential liability associated with any such guaranty, warranty, indemnity or similar obligation could not reasonably be expected to exceed $25,000;

(vii)         any Contract of the Company or any of its Subsidiaries relating to any currency hedging;

(viii)        any Contract of the Company or any of its Subsidiaries (A) imposing any confidentiality obligation on any Person (other then typical confidentiality obligations in Contracts entered into in the ordinary course of business) or (B) containing “standstill” or similar provisions;

(ix)           any Contract requiring that the Company or any of its Subsidiaries give any notice or provide any information to any Person prior to considering or accepting any proposal with respect to an Acquisition Transaction or similar transaction, or prior to entering into any discussions, agreement, arrangement or understanding relating to any Acquisition Transaction or similar transaction;

(x)            any Contract other than with a Governmental Body, or for routine business office support (such as copiers, telephones), that has a term of more than sixty (60) days and that may not be terminated by the Company (without penalty) within sixty (60) days after the delivery of a termination notice by the Company;

(xi)           any Contract that contemplates or involves the receipt, payment or delivery of cash or other consideration in an amount or having a value in excess of $100,000 in the aggregate, or contemplates or involves the performance of services for the Company or Dauntless having a value in excess of $100,000 in the aggregate;

(xii)          any other unclassified Contract, if a breach of such Contract could reasonably be expected to adversely affect the Company in any material respect.  The Company has made available to Buyer an accurate and complete copy of each Contract that constitutes a Material Contract, with the exception of any Contracts that are fully completed as to performance but not formally closed per government regulation, copies of which, in their current form, have been made available to Buyer;

(xiii)         any Contract or subcontract as to which work has been or is being performed by the Company, having a value in excess of $100,000; and

(xiv)        any Contract without a funding commitment by the counterparty, sometimes called a “risk sales order”.

(b)           Each Contract that constitutes a Material Contract (and, to the Company’s Knowledge, each Contract that does not constitute a Material Contract) is valid and in full force and effect, and is enforceable in accordance with its terms, subject to (i) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) Legal Requirements governing specific performance, injunctive relief and other equitable remedies.  Except as set forth in Schedule 5.11(b), the Company has furnished or otherwise made available to Buyer true and complete copies of all Material Contracts.

(c)           Except as set forth in Schedule 5.11(c): (i) neither the Company nor Dauntless has violated or breached, or committed any default under, any Material Contract in any material respect; and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract in any material respect; (ii) to the best of the Company’s knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to (A) result in a material violation or breach of any of the provisions of any Material Contract (or, to the Company’s Knowledge, any other Contract), (B) give any Person the right to declare a default or exercise any remedy under any Material Contract (or, to the Company’s Knowledge, any other Contract), (C) give any Person the right to receive or require a rebate, chargeback, or penalty or change in delivery schedule under any Material Contract (or, to the Company’s Knowledge, any other Contract), (D) give any Person the right to accelerate the maturity or performance of any Material Contract (or, to the Company’s Knowledge, any other Contract), (E) result in the disclosure, release or delivery of any Source Code, or (F) give any Person the right to cancel, terminate, or modify any Material Contract (or, to the Company’s Knowledge, any other Contract), other than terminations for convenience in accordance with the terms thereof; and (iii) since the end of the Company’s last fiscal year, it has not received any written or oral notice regarding any actual or possible material violation or breach of, or default under, any Material Contract (or, to the Company’s Knowledge, any other Contract).

(d)           Since January 1, 2004, except as set forth in Schedule 5.11(d):

(i)            neither the Company nor Dauntless has undertaken any internal investigation relating directly or indirectly to any Government Contract or Government Bid;

(ii)           the Company and Dauntless have complied in all material respects with all applicable Legal Requirements with respect to all Government Contracts and Government Bids;

(iii)          neither the Company nor Dauntless has, in obtaining or performing any Government Contract, violated (A) the Truth in Negotiations Act of 1962, as amended, (B) the Service Contract Act of 1963, as amended, (C) the Contract Disputes Act of 1978, as amended, (D) the Office of Federal Procurement Policy Act, as amended, (E) any applicable provisions of the Federal Acquisition Regulation (the “FAR”) or any applicable agency supplement thereto, (F) the Cost Accounting Standards, (G) the National Industrial Security Program Operating Manual, (H) the Defense Industrial Security Regulation (DOD 5220.22-R) or any related security regulations, or (I) any other applicable procurement law or regulation or other applicable Legal Requirement;

(iv)          all facts set forth in or acknowledged by the Company or Dauntless in any certification, representation or disclosure statement submitted by it with respect to any Government Contract or Government Bid were current, accurate and complete in all material respects as of the date of submission;

(v)           neither the Company nor Dauntless or any of their respective employees has been disbarred or suspended from doing business with any Governmental Body, and, to the Company’s Knowledge, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company, Dauntless or any employee of the Company or Dauntless;

(vi)          no negative determinations of responsibility, as contemplated in Part 9 of the FAR (Contractor Qualifications), have been issued and received against the Company or Dauntless in connection with any Government Contract or Government Bid;

(vii)         no direct or indirect costs incurred by the Company or Dauntless have been disallowed as a result of a finding or determination of any kind by any Governmental Body other than as a result of audits by Governmental Bodies;

(viii)        no Governmental Body, and no prime contractor or high-tier subcontractor of any Governmental Body, has withheld or set off, or, to the Company’s Knowledge, has threatened to withhold or set off, any material amount due to the Company or Dauntless under any Government Contract;

(ix)           there are not and have not been any irregularities, misstatements or omissions relating to any Government Contract or Government Bid that have led to or could reasonably be expected to lead to, (A) any administrative, civil, criminal or other investigation, Legal Proceeding or indictment involving the Company, Dauntless or any of their respective employees, (B) the disallowance of any costs submitted for payment by the Company or Dauntless, (C) the recoupment of any payments previously made to the Company or Dauntless , (D) a finding or claim of fraud, defective pricing, mischarging or improper payments on the part of the Company or Dauntless, or (E) the assessment of any penalties or damages of any kind against the Company or Dauntless, which penalties or damages could, individually or in the aggregate, adversely affect the Company or the Business in any material respect;

(x)            there is no (A) outstanding claim against the Company or any of its Subsidiaries by, or dispute involving the Company or any of its Subsidiaries with, any prime contractor, subcontractor, vendor or other Person arising under or relating to the award or performance of any Government Contract, (B) fact known by the Company upon which any such claim could reasonably be expected to be based or which may give rise to any such dispute, or (C) final decision of any Government Body against the Company or any of its Subsidiaries which has been communicated to the Company;

(xi)           neither the Company nor Dauntless is undergoing, nor has undergone, any audit, and, there is no impending audit arising under or relating to any Government Contract (other than normal routine audits conducted in the ordinary course of business);

(xii)          neither the Company nor Dauntless is subject to any financing arrangement or assignment of proceeds with respect to the performance of any Government Contract;

(xiii)         no payment has been made by the Company or Dauntless or by a Person acting on behalf of the Company or Dauntless to any Person (other than to any bona fide employee or agent (as defined in subpart 3.4 of the FAR) of the Company or Dauntless) which is or was contingent upon the award of any Government Contract or which would otherwise be in violation of any applicable procurement law or regulation or any other Legal Requirement;

(xiv)        the Company’s cost accounting system has been in material compliance with applicable regulations and other applicable Legal Requirements;

(xv)         the Company and Dauntless have complied in all material respects with all applicable regulations and other applicable Legal Requirements and with all applicable contractual requirements relating to the placement of legends or restrictive markings;

(xvi)        in each case in which the Company or Dauntless have made available any technical data, computer software or Company Intellectual Property to any Governmental Body in connection with any Government Contract, the Company or Dauntless has marked such technical data, computer software or Company Intellectual Property with all markings and legends (including any “restricted rights” legend and any “government purpose license rights” legend) necessary (under the FAR or other applicable Legal Requirements) to ensure that no Governmental Body or other Person is able to acquire any unlimited rights with respect to such technical data, computer software or Proprietary Asset, except where failure to do so has not and will not adversely affect the Company or the Business in any material respect;

(xvii)       neither the Company nor any of its Subsidiaries has made any written disclosure to any Governmental Body;

(xviii)      the Company and its Subsidiaries have reached agreement with the cognizant government representatives approving and “closing” all indirect costs charged to Government Contracts for Government fiscal years prior to 2007 (beginning January 1, 2007), and those years are closed;

(xix)         neither the Company nor any of its Subsidiaries is party to any Government Contract that is currently inactive but regarding which the Company and its Subsidiaries have not reached agreement with the cognizant government representatives approving and “closing” all indirect costs charged to such Government Contract and, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries is the subject of any audit or investigation by any Governmental Body in connection with any such inactive Government Contract;

(xx)          no Government Contract period of performance has been shortened from that originally awarded as a result of a contract modification, change order, or a termination for convenience, whether in whole or in part;

(xxi)         there have been no overhead rate ceiling on any current Government Contract, and there has been no profit impact associated with overhead rate ceilings on prior completed Government Contracts;

(xxii)        there have been no Government Contracts requiring performance bonds;

(xxiii)       neither the Company nor any of its Subsidiaries has been a party to, or the maker of, any Government Contracts or Government Bids that include forward pricing, bidding and billing rates where such rates have not been approved by the contracting Governmental Body; and

(xxiv)       except as set forth on Schedule 5.4(b), neither the Company nor Dauntless has been or will be required to make any filings with or give notice to, or to obtain any Consent from, any Governmental Body under or in connection with any Government Contract or Government Bid as a result of or by virtue of the execution, delivery of performance of this Agreement or any of the other agreements referred to in this Agreement.

(e)           As of the date of this Agreement, the Company and Dauntless, on a consolidated basis, have not less than $110,000,000 of Contract backlog (including funded, unfunded and unexercised option periods) calculated on a basis consistent with the accounting policies and procedures used by the Company in the preparation of the Pro Forma Financial Statements.

5.12         Performance of Services.

(a)           All installation services, programming services, integration services, consulting services, maintenance services, support services, training services, upgrade services and other services that have been performed by the Company or any of its Subsidiaries were performed properly and in conformity with the terms and requirements of all applicable Contracts and with all applicable Legal Requirements.

(b)           Except as set forth in Schedule 5.12(b), since January 1, 2008, no customer or other Person has asserted in writing or, to the Company’s Knowledge, threatened to assert any claim against the Company or any of its Subsidiaries based upon any services performed by the Company.

5.13         Compliance with Legal Requirements.  Except as set forth on Schedule 5.13, the Company and its Subsidiaries are, and have at all times since January 1, 2003 been, in compliance in all material respects with all applicable Legal Requirements.  Since January 1, 2003, neither the Company nor any of its Subsidiaries has received any notice from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

5.14         Compliance with Foreign Corrupt Practices Act.  Neither the Company, Dauntless, the Shareholders nor, to the Knowledge of the Company, any director, officer, agent or employee of the Company has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and the Company and Dauntless have conducted the Business in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.15         Governmental Authorizations.

(a)           The Company and Dauntless hold all Governmental Authorizations necessary to enable them to conduct Business in the manner in which the Business is currently being conducted, except where the failure to hold such Governmental Authorizations has not had and would not reasonably be expected to adversely affect the Company or the Business in any material respect.  All such Governmental Authorizations are valid and in full force and effect.  The Company and Dauntless are, and at all times since January 1, 2003 have been, in substantial compliance with the terms and requirements of such Governmental Authorizations, except where the failure to be in compliance has not had and would not reasonably be expected to adversely affect the Company or the Business in any material respect.  Since January 1, 2003 neither the Company nor Dauntless has received any notice from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.  No Governmental Body has at any time challenged in a writing delivered to the Company or any of its Subsidiaries the right of the Company or Dauntless to design, manufacture, offer or sell any of its products or services.

(b)           Schedule 5.15(b) describes the terms of each grant, incentive or subsidy provided or made available, if any, to or for the benefit of the Company or Dauntless by any U.S. or foreign Governmental Body, or otherwise.  The Company and Dauntless are in full compliance with all of the terms and requirements of each grant, incentive and subsidy required to be identified in Schedule 5.15(b).  Neither the execution, delivery or performance of this Agreement, nor the consummation of any of the other transactions contemplated by this Agreement, will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy required to be identified in Schedule 5.15(b).

5.16         Tax Matters.

(a)           Except as set forth on the attached Schedule 5.16(a), (i) each of the Company and its Subsidiaries has properly prepared and timely filed all Tax Returns that are required to be filed by it; (ii) all Taxes due and owing by each of the Company and its Subsidiaries have been paid  (whether or not shown or required to be shown on any Tax Return); (iii) all such Tax Returns are true, correct and complete in all material respects; (iv) all Taxes which the Company or any of its Subsidiaries has been obligated to withhold from amounts owing to any employee, creditor or third-party have been fully, properly and timely withheld and paid  over to the applicable Governmental Body; (v) no deficiency or proposed adjustment which has not been paid or resolved for any material amount of Tax has been asserted or assessed in writing by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (vi) neither the Company nor any of its Subsidiaries has consented to extend the time in which any Tax may be assessed or collected by any taxing authority of any Governmental Body, which extension is still in effect; (vii) there are no ongoing or pending Tax audits by any taxing authority of any Governmental Body against the Company or any of its Subsidiaries; (viii) neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax allocation, sharing or similar agreement or arrangement; (ix) neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income

Tax Return (other than a group the common parent of which has been the Company) or (B) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treas. Reg. §1.1502-6, as a transferee or successor, by contract, or otherwise; and (x) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code section 280G (or any corresponding provision of state, local or foreign Tax law) or any amount that will not be deductible as a result of Code section 162(m) (or any corresponding provision of state, local or foreign Tax law).

(b)           Except as set forth on the attached Schedule 5.16(b), no written claim has been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries do not file Tax Returns or is not subject to Tax that it is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction.

(c)           There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company or any of its Subsidiaries.

(d)           The Company has delivered to Buyer correct and complete copies of all federal, state and local Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since December 31, 2006.

(e)           The unpaid Taxes of the Company and its Subsidiaries (A) did not exceed the reserves for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) as of the Balance Sheet Date, and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Company and its Subsidiaries in filing their Tax Returns.

(f)            Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (1) change in method of accounting for a taxable period ending on or prior to the Closing Date; (2) “closing agreement” as described in Code section 7121 (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date; (3) intercompany transactions or any excess loss account described in Treas. Reg. §1.1502 (or any corresponding or similar provision of state, local or foreign law); (4) installment sale or open transaction disposition made on or before the Closing Date; or (5) prepaid amount received on or prior to the Closing Date.

(g)           Neither the Company nor any of its Subsidiaries will be required to recognize any taxable income in any taxable period as a result of the Related Transactions.

(h)           The Company is entitled to claim for 15 years commencing in 2007 an annual federal income Tax deduction of at least $666,000 with respect to the Code section 197 intangible assets acquired by the Company from Intrinsix Corporation in 2007.

(i)                                     The Company will be entitled to federal income Tax deductions in an amount not less than $21,000,000 resulting from the payment of the Option Amounts pursuant to this Agreement (including amounts payable from the Indemnity Holdback Amount and the Adjustment Holdback Amount), interest charges arising from the prepayment of its senior indebtedness, investment banking fees and other expenses arising from the transactions contemplated hereby.  No portion of any consolidated net operating loss incurred by the Company for its 2010 Tax period or, if the Closing occurs after December 31, 2010, for the portion of any subsequent Tax period of the Company ending at the close of business on the Closing Date will be allocated to Anonymizer pursuant to Treas. Reg. §1.1502 (or other applicable Legal Requirements) as a net operating loss carryover of Anonymizer.

(j)                                     Except as set forth on the attached Schedule 5.16(j), neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction,” within the meaning of Code section 6707A and/or Treas. Reg. §1.6011-4(b)(2) and the corresponding provisions of any applicable state or local income Tax laws, and each of the Company and its Subsidiaries has complied with all reporting and recordkeeping requirements under Code section 6038A with respect to certain foreign-owned companies and transactions with related parties.

(k)                                  Neither the Company nor any of its Subsidiaries is, or has been at any time, a “United States real property holding corporation” within the meaning of Code section 897(c)(2).

(l)                                     Neither the Company nor any of its Subsidiaries has participated in, or cooperated with, an international boycott within the meaning of Code section 999.

(m)                               None of the property of the Company or any of its Subsidiaries (i) is “tax-exempt use property” within the meaning of Code section 168(h), (ii) is “tax-exempt bond financed property” within the meaning of Code section 168(g), or (iii) is subject to a tax benefit transfer lease under section 168(f)(8) of the Internal Revenue Code of 1954.

(n)                                 Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction to which Code section 355 or 361, in whole or in part, is applicable.

(o)                                 Neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, limited liability company or other arrangement or contract that could be treated as a partnership for federal income Tax purposes.

(p)                                 Neither the Company nor any of its Subsidiaries has ever elected, or had an election made with respect to it, to be treated as an “S corporation” or “qualified subchapter S subsidiary” within the meaning of Code section 1361.

(q)                                 Other than any employee benefit plans specifically described in and subject to Section 5.17, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement subject to Code section 409A.

(r)                                    Except for the Subsidiaries listed on Schedule 5.16(r), neither the Company nor any of its Subsidiaries owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interest in, any Person.

(s)                                  None of the indebtedness of the Company or any of its Subsidiaries constitutes (i) “corporate acquisition indebtedness” (as defined in Code section 279(b)) with respect to which any interest deductions may be disallowed under Code section 279, or (ii) an “applicable high yield discount obligation” within the meaning of Code section 163(i).

(t)                                    Neither the Company nor any of its Subsidiaries has requested or received any ruling from any taxing authority, or signed any binding agreement with any taxing authority (including, without limitation, any advance pricing agreement), that would impact the amount of the Company’s or Buyer’s liability for Taxes after the Closing Date.

(u)                                 There is no power of attorney granted by the Company or any of its Subsidiaries relating to Taxes that is currently in force.

(v)                                 Each of the Company’s Subsidiaries has only one class of stock outstanding.

(w)                               All reports of Foreign Bank and Financial Accounts on Form TD F 90-22.1 (“FBARs”) that the Company or any of its Subsidiaries has been required to file have been properly prepared and timely filed, except for the FBARs required to be filed for calendar years 2007 and 2008 with respect to the accounts listed on Schedule 5.16(w), which were not timely filed.  Neither the Company nor any of its Subsidiaries is or will be subject to any penalty or other liability by reason of its failure to properly prepare and timely file any FBAR that was required to be filed for any period ending on or prior to the Closing Date.

5.17                           Employee Benefit Plans.

(a)                                  Except as listed on the attached Schedule 5.17(a), neither the Company nor any of its Subsidiaries or ERISA Affiliates maintains, contributes to or has any liability with respect to (i) any nonqualified deferred compensation or retirement plans, (ii) any qualified “defined contribution plans” (as such term is defined under section 3(34) of ERISA), (iii) any qualified “defined benefit plans” (as such term is defined under section 3(35) of ERISA) (the plans set forth in (ii) and (iii) are collectively referred to herein as the “Pension Plans”), (iv) any “welfare benefit plans” (as such term is defined under section 3(1) of ERISA) (the “Welfare Plans”) (v) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (vi) stock purchase, stock option or similar plan; or (vii) any other material employee benefit plan, program or practice. Any plans or agreements referred to in clauses (i) through (vii) are collectively referred to herein as the “Plans.” Each Pension Plan which is intended to meet the requirements of a “qualified plan” under section 401(a) of the Code, has either received a favorable determination letter from the Internal Revenue Service that such Pension Plan is so qualified or has requested such a favorable determination letter within the remedial amendment period of section 401(b) of the Code and the Company is not aware of any facts or circumstances that would reasonably be expected to jeopardize the qualification of such Pension Plan. Each trust maintained in connection with such Pension Plan is exempt from taxation. The Plans comply in form and in operation in all material respects with their terms and the requirements of the all applicable Legal Requirements.

(b)                                 With respect to each material Plan, the Company has provided (or provided access to) to Buyer true and complete copies of, as applicable: (i) all plan documents; (ii) all funding and administrative arrangement documents including, but not limited to, trust agreements, insurance contracts, custodial agreements, investment manager agreements and service agreements; (iii) the latest favorable determination letter received from the Internal Revenue Service regarding the qualification of each plan covered by section 401(a) of the Code; (iv) the most recently filed Form 5500 for each plan that is an employee pension benefit plan (as defined in section 3(2) of ERISA) and for each plan that is an employee welfare benefit plan (as defined in section 3(1) of ERISA); (v) each summary plan description and each summary of material modification regarding the terms and provisions thereof; (vi) the most recent actuarial report, if applicable, and (vii) all material communications with any Governmental Body within the past three years.

(c)                                  With respect to the Plans, (i) all required contributions have been timely made, (ii) there are no actions, suits or claims pending or, to the Company’s knowledge, threatened, other than routine claims for benefits, (iii) there have been no “prohibited transactions” (as that term is defined in section 406 of ERISA or section 4975 of the Code) and (iv) all material reports, returns and similar documents required to be filed with any Governmental Body or distributed to any Plan participant have been timely filed or distributed.

(d)                                 No “pension plan” (within the meaning of section 3(2) of ERISA) maintained by the Company or any of its Subsidiaries which is subject to section 302 of ERISA or section 412 or sections 430-432 of the Code has failed to make any minimum required contribution as defined in section 302 of ERISA and sections 412 and 430 of the Code or has otherwise failed to comply with the minimum funding standards set forth in such sections. No liability under Title IV of ERISA (other than required premium payments) has been incurred by the Company or any of its ERISA Affiliates (or may be incurred by reason of any transaction described in section 4069 of ERISA).

(e)                                  Neither the Company nor any of its Subsidiaries or ERISA Affiliates contributes to or has any liability (contingent or direct) with respect to any “multiemployer plan” (as defined in section 3(37) of ERISA).  Except as set forth on Schedule 5.17(e), no individuals participate, or are eligible to participate in any Plans other than employees of the Company or Dauntless.

(f)                                    The execution and delivery of this Agreement and performance of the transactions contemplated hereby, will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Plan or Contract that will result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee or other service provider other than any such payment, acceleration, forgiveness, vesting, distribution, increase in benefits or obligation to fund benefits that will constitute Transaction Expenses or (ii) result in the triggering or imposition or any restrictions or limitations on the right of the Company or any Subsidiary of the Company to amend or terminate any Plan or Contract (or result in adverse consequences for so doing).

(g)                                 None of the Plans or Contracts, if administered in accordance with their terms, would result in the imposition of interest or an additional tax on any participant thereunder pursuant to section 409A.

(h)                                 None of the Welfare Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any life insurance or medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, section 4980B of the Code or any similar state Legal Requirement.

5.18                           Labor.

(a)                                  Except as set forth on Schedule 5.18(a), no employees of the Company or any of its Subsidiaries are represented by any labor organization.  No labor organization or group of employees of the Company or any of its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal.

(b)                                 Schedule 5.18(b) sets forth a true, correct and complete list of each person employed by any of the Company or Dauntless at September 30, 2010, and with respect to each such employee the following information:  (i) the employer of such employee, (ii) the amount of salary currently being paid on a gross annualized basis, the hourly pay rate (if applicable) of such employee and the amount of compensation paid in 2009; (iii) the nature and amount of all compensation proposed to be paid during calendar year 2010, (d) the material terms of any employment or similar agreement with such employee; and (iv) the nature and amount of any material perquisites or personal benefits currently being provided to or for the account of such employee, other than the Plans described in Section 5.17(a).  Also set forth in Schedule 5.18(b) is a list of individuals who are (A) “leased employees” within the meaning of section 414(n) of the Code or (B) “independent contractors” within the meaning of the Code and the rules and regulations promulgated thereunder, and in each case, the amount paid by the Company or its Subsidiaries, as the case may be, during calendar year 2009 and the hourly pay rate or other compensatory arrangements with respect to each such person.

(c)                                  Except as set forth in Schedule 5.18(c), (i) each of the persons listed on Schedule 5.18(b) is employed by the Company or Dauntless, as the case may be, as of the date hereof, (ii) to the Company’s Knowledge no such persons intend to terminate their employment with their respective employer, and (iii) neither the Company nor Dauntless have a present intention to terminate the employment of any such person.  To the Knowledge of the Company, no employee is a party to any confidential information or other agreement that in any way restricts the ability of such employee to perform his or her duties for the Company or Dauntless.

(d)                                 There are no strikes, work stoppages, slowdowns, unfair labor practice charges, lockouts or arbitrations pending or, to the Company’s Knowledge, threatened against or involving the Company or any of its Subsidiaries.  There are no unfair labor practice charges, grievances or complaints pending or, to the Company’s Knowledge, threatened by or on behalf of any employee or group of employees of the Company or any of its Subsidiaries. The Company and its Subsidiaries are in compliance in all material respects with all currently applicable Legal Requirements respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors (including but not limited to, applicable federal state and Tax-related Legal Requirements), wage and hour laws (including but not limited to, the Fair Labor Standards Act), and occupational safety and health laws.  The Company and its Subsidiaries have provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives and all other compensation which became due and payable through the date of this Agreement.  Neither the Company nor any of its Subsidiaries have instituted any “freeze” of, or delayed or deferred the grant of, any cost-of-living or other salary adjustments for any of its employees.

5.19                           Environmental Compliance and Conditions.  Except as set forth on the attached Schedule 5.19:

(a)                                  The Company and its Subsidiaries are in compliance in all material respects with all material Environmental Laws applicable to its operations or its occupancy of the real property listed on the Schedule 5.9(a).

(b)                                 Neither the Company nor any of its Subsidiaries has during the past two years received written notice from any Governmental Body that is currently pending regarding any actual or alleged material violation of, or material liability or material investigatory, corrective or remedial obligation under any material Environmental Laws applicable or relating to its operations or the real property listed on the Schedule 5.9(a).

(c)                                  Neither the Company nor any of its Subsidiaries is subject to any pending, or, to the Company’s Knowledge, threatened, claim, order, directive or complaint asserting a material obligation or liability under, or material violation of, any material Environmental Law.

(d)                                 The Company and its Subsidiaries have obtained and are in compliance in all material respects with all permits, licenses and authorizations required under material Environmental Laws for its operations at or its occupancy of the real property listed on the Schedule 5.9(a).

(e)                                  There have been no Releases of Hazardous Substances (i) at, on, under or migrating to or from any of the real property listed on the Schedule 5.9(a), or formerly owned, leased or operated by the Company, its Subsidiaries, or any of their respective predecessors, or (ii) resulting from or relating to the operations of the Company and its Subsidiaries, or any of their respective predecessors, in each case, that would, individually or in the aggregate, have a Material Adverse Effect.

(f)                                    To the Company’s Knowledge, the Company has delivered to Buyer true and complete copies of all material reports, studies, analyses, tests, or monitoring possessed by the Company or its Subsidiaries as of the date hereof pertaining to the Company’s or its Subsidiaries’ compliance with or liability under material Environmental Laws.

5.20                           Insurance.  The Company and Dauntless carry property, liability, workers’ compensation and such other types of insurance pursuant to the insurance policies listed and briefly described in Schedule 5.20 (collectively, the “Insurance Policies” and each individually, an “Insurance Policy”).  The Insurance Policies cover such risks and contain such policy limits, types of coverage and deductibles as are, in the Company’s judgment, adequate to insure (subject to the deductibles and retention amounts described in Schedule 5.20) against risks to which the Company, Dauntless and their employees, business, properties and other assets may reasonably expected to be exposed in the operation of the Business as currently conducted.  All of the Insurance Policies are valid and enforceable policies subject to (i) Legal Requirements of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies, all premiums due and payable under all such policies and bonds have been paid and the Company and Dauntless are otherwise in compliance in all material respects with the terms of such policies and bonds.  The Company has made available to Buyer a copy of all Insurance Policies and all material self insurance programs and arrangements relating to the Business, and the assets and operations of the Company and its Subsidiaries.  Each of such insurance policies is in full force and effect and the Company has not received any notice regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.  Except as set forth in Schedule 5.20, there is no pending workers’ compensation or other claim under or based upon any insurance policy or otherwise.  The Insurance Policies are sufficient for compliance in all material respects with all Legal Requirements and the terms of all Material Contracts.

5.21                           Legal Proceedings; Orders.  Except as set forth in Schedule 5.21, there is no pending Legal Proceeding, and to the Company’s Knowledge no Person has threatened to commence any Legal Proceeding:  (i) that involves the Company or any of its Subsidiaries or any of their respective assets; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Company’s Knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any such Legal Proceeding.  There is no order, writ, injunction, judgment or decree to which the Company or any of its Subsidiaries, or any of their respective assets, is subject.  No officer or key employee of the Company or any of its Subsidiaries is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Business.  All Legal Proceedings have been timely reported to all applicable insurance carriers and no reservation of rights or denial of coverage has been issued by any such carrier.

5.22                           Related Party Transactions.  Except as set forth on Schedule 5.22, none of the Representative nor any of his Affiliates (other than the Company and Dauntless) (a) has any interest in any property (real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Business, (b) owns, of record or as a beneficial owner, a material equity interest or any other financial interest in a Person that has material business dealings with the Company or Dauntless, (c) is a party to any agreement with, or has any claim or right against, the Company or Dauntless (except for employment contracts and claims thereunder or under any Plan) or (d) is owed any money by the Company or any of its Subsidiaries, other than for services rendered or reimbursable expenses, or owes any money to the Company or any of its Subsidiaries, except for advances made in the ordinary course of business.

5.23                           Customers and Suppliers.  Schedule 5.23 sets forth true, complete and correct breakdown of the revenues received by the Company or Dauntless from each of their respective customers that accounted for (i) more than ten percent (10%) of the gross revenues of the Business in the fiscal year ended December 31, 2009, or (ii) more than ten percent (10%) of the gross revenue of the Company for the calendar year 2010 through the Closing Date.  The Company has not received any notice indicating that any customer or other Person identified in Schedule 5.23 may cease dealing with the Company or any of its Subsidiaries, disallow the Company or any of its Subsidiaries from bidding on future requests for proposals or otherwise in any material respect reduce the volume of business done with the Company or any of its Subsidiaries below historical practices.

5.24                           Restrictions on Business Activities.  There is no Contract or order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body of competent jurisdiction binding upon the Company or Dauntless which have or could reasonably be expected to have the effect of prohibiting or impairing in any material respect any current or future business practice of the Company or Dauntless, any acquisition of property by the Company or Dauntless or the conduct of Business as currently conducted or as proposed to be conducted.

5.25                           Broker Fees.  Except for fees due to BB&T Capital Markets/Windsor Group, which shall constitute Transaction Expenses, no broker, finder or investment banker or other person is entitled to any brokerage, finder’ or other fee or commission from the Company in connection with this Agreement.

5.26                           Full Disclosure.  None of the representations or warranties made by Company herein or in any Schedule or Exhibit hereto, or certificate furnished by the Company pursuant to this Agreement or any written statement furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby, when all such documents are read together in their entirety, contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits, or will omit at the Effective Time, to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

6.                                       Representations and Warranties of the Shareholders.

Each Shareholder hereby, severally, and not jointly, represents and warrants as to himself, herself or itself, as the case may be, to Buyer as follows:

6.1                                 Authority.  Such Shareholder has the requisite power and authority to execute and deliver this Agreement, and to consummate the transactions contemplated hereby and thereby to be performed by it.  All acts and other proceedings required to be taken by such Shareholder to authorize its execution and delivery of this Agreement, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly taken.  This Agreement has been duly authorized, executed and delivered by it and constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms and conditions, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, or other laws affecting the enforcement of creditors’ rights in general, and except that the enforceability of this Agreement is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.2                                 No Conflicts; Consents.

(a)                                  Except as set forth on Schedule 6.2(a), such Shareholder’s execution and delivery of this Agreement, and the performance of its obligations hereunder will not (i) violate any Legal Requirement to which such Shareholder is subject, (ii) violate any judgment, order, injunction or decree of any Governmental Body that is applicable to such Shareholder, (iii) violate the organizational documents of such Shareholder, if applicable, or (iv) result in the breach of, or require the consent of any other party to, any contract, license, permit or other instrument or commitment to which such Shareholder is a party or bound or give any party with rights thereunder the right to terminate, cancel or accelerate the rights or obligations of such Shareholder thereunder, except in the case of clauses (i), (ii) and (iv) above as could not, individually or in the aggregate, reasonably be expected to (x) have a material adverse effect on the ability of the Shareholder to consummate, or prevent or materially delay the Shareholder from consummating, the transactions contemplated hereby, (y) subject the Company or any of its Subsidiaries to any material liability or (z) adversely affect in any material respect the Company’s and its Subsidiaries’ ability to conduct their business as presently conducted after the Closing.

(b)                                 Except as set forth on Schedule 6.2(b) and except for the filing under the HSR Act, no authorization, approval, or consent of, and no registration or filing with, any Governmental Body is required to be made or obtained by such Shareholder in connection with its execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby.

6.3                                 Shares of Company Common Stock.  Such Shareholder is the record and beneficial owner of the shares of Company Common Stock set forth opposite his, her or its name on Schedule 5.5(a) hereto and has good and valid title to the such shares, free and clear of any Encumbrances, claims, encumbrances, security interests, options, charges and restrictions of any kind.  Assuming Buyer has the requisite corporate power and authority to be the lawful owner of such shares, upon delivery to Buyer at the Closing of certificates representing such shares, duly endorsed by such Shareholder for transfer to Buyer, and upon such Shareholder’s receipt of its Per Share Portion of the Preliminary Merger Consideration pursuant to Section 2.2(a), good and valid title to the such shares will pass to Buyer, free and clear of any Encumbrances, claims, encumbrances, security interests, options, charges and restrictions of any kind, other than those arising from acts of Buyer or its Affiliates.  Except as set forth in Schedule 6.3 and other than this Agreement, such shares are not subject to any voting trust agreement or other contract, commitment, agreement or arrangement restricting or otherwise relating to the voting, dividend rights or disposition of such shares.

7.                                       Representations of Buyer and Merger Sub.

Buyer and Merger Sub represent and warrant to the Shareholders (including the Representative) and the Company that the statements in this Section 7 are correct and complete, except as set forth in the schedules accompanying this Section 7 (collectively, the “Buyer Disclosure Schedules”). The Buyer Disclosure Schedules have been arranged in separately numbered sections corresponding to the sections of this Section 7; however, the disclosure of any item in any section of the Buyer Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Buyer Disclosure Schedules to which the relevance of such item is reasonably apparent. Capitalized terms used in the Buyer Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement

7.1                                 Organization and Corporate Power.  Buyer is a corporation duly organized, validly existing and in good standing under laws of the State of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. The Merger Sub is a corporation duly organized, validly existing and in good standing under Virginia Law, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder. Merger Sub is a newly formed corporation organized for the sole purpose of entering into and consummating the transactions contemplated by this Agreement and being merged with and into the Company as part of the Merger and has no assets (other than cash in a de minimis amount), liabilities or properties and otherwise does not conduct any business.

7.2                                 Authorization.  The execution, delivery and performance of this Agreement by Buyer and Merger Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings on their part are necessary to authorize the execution, delivery or performance of this Agreement. Buyer, as the sole shareholder of Merger Sub, has adopted this Agreement and authorized and approved the Merger in accordance with the applicable provisions of the Merger Sub’s articles of incorporation and Virginia Law. This Agreement has been duly and validly executed and delivered by Buyer and Merger Sub and assuming that this Agreement is a valid and binding obligation of the Company and the Shareholders, this Agreement constitutes a valid and binding obligation of Buyer and the Merger Sub, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors’ rights or to general principles of equity.

7.3                                 No Violation.  The execution, delivery and performance by Buyer and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (i) conflict with or violate the certificate of incorporation or bylaws of Buyer or Merger Sub; (ii) conflict with or violate any Legal Requirement applicable to Buyer and Merger Sub or by which any property or asset of Buyer and Merger Sub is bound or affected; or (iii) conflict with, result in any breach of, give rise to a right of termination, cause the forfeiture of any right, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any notice or consent of any Person pursuant to, any contract or agreement binding upon Buyer or the Merger Sub; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement in an material respect.

7.4                                 Litigation.  There are no actions, suits or proceedings pending or, to Buyer’s knowledge, threatened against or affecting Buyer or Merger Sub at law or in equity, or before or by any Governmental Body, which would reasonably be expected to adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement in any material respect.

7.5                                 Broker Fees.  No broker, finder or investment banker or other person is entitled to any brokerage, finder’ or other fee or commission from Buyer or Merger Sub in connection with this Agreement.

7.6                                 Investment Representation.  Buyer is acquiring the Company Common Stock for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Legal Requirements.

8.                                       Covenants of the Company and the Shareholders.

8.1                                 Access and Investigation.  From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall provide Buyer and its authorized financing sources, attorneys, accountants, other advisors and representatives with reasonable access and upon reasonable advance notice to the offices, properties, books and records of the Company and its Subsidiaries in order for Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Company and Dauntless; provided that such access shall not unreasonably interfere with the normal operations of the Company or its Subsidiaries; provided further that all requests for access shall be directed to Wesley R. Husted, or such other person as the Company may designate from time to time.  The information provided pursuant to this Section 8.1 will be used solely for the purpose of effecting the transactions contemplated hereby, and will be governed by all the terms and conditions of Section 9.3.  No investigation under this Section 8.1 shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party conducting such investigation.

8.2                                 Conduct of the Business.  (a)                                     From the date hereof until the Effective Time or the earlier termination of this Agreement, the Company shall use its commercially reasonable efforts to conduct its and its Subsidiaries’ business in all material respects in the ordinary course of business consistent with past practice, except that the Company and the Shareholders may complete the Related Transactions.

(b)                                 From the date hereof until the Effective Time or the earlier termination of this Agreement, except as otherwise contemplated by this Agreement (including the completion of the Related Transactions or as set forth on Schedule 8.2(b)) or consented to in writing by Buyer, the Company shall not, and shall not permit its Subsidiaries to: (i) amend or modify its or any of its Subsidiaries’ certificate of incorporation, bylaws or other governing documents; (ii) issue or sell any of its capital stock or other equity securities, or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, calls or commitments of any kind with respect to its capital stock or other equity securities, or split, combine or reclassify any shares of its capital stock or other equity securities; (iii) redeem or repurchase, directly or indirectly, any shares of its capital stock or other equity securities (other than in connection with the termination or resignation of any employee); (iv) enter into, terminate, amend, modify or waive any provision of any Contract with any Affiliate of the Company (other than Dauntless or any officer or director thereof); (v) increase the base salary, annual bonus or any other form of compensation payable to any of its employees or directors (except for changes in compensation in the ordinary course of business and any bonus that will constitute Transaction Expenses); (vi) enter into any agreement with any labor union; (vii) declare, set aside, pay or make any distribution or payment to its stockholders with respect to its capital stock; (viii) implement or effect any material reduction in force, lay off, early retirement program or similar program applicable generally across its or Dauntless’ employee base; (ix) enter into or adopt any new employee benefit plan or employment or severance agreement with respect to an employee having annual compensation in excess of $100,000; (x) adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization; (xi) make any material change in its accounting methods, principles or practices or elections, other than in a manner required by GAAP; (xii) guarantee or otherwise act as a surety or obligor with respect to any indebtedness of any other Person or incur any indebtedness for borrowed money; (xiii) create or incur any Encumbrance in excess of $50,000 on any assets of the Company or any of its Subsidiaries or otherwise dispose of any assets of the Company or any of its Subsidiaries, in excess of $50,000 individually or $100,000 in the aggregate; (xiv) make any acquisition of any assets, properties, capital stock or business of any other Person, whether by merger, stock or asset purchase or otherwise, in excess of $50,000 individually or $100,000 in the aggregate; (xv) make or revoke any material election or change in accounting method with regard to Taxes or file any material amended Tax Returns; (xvi) commence or settle any material civil litigation; (xvii) take any action not required to be taken hereby, or omit to take any action required to be taken hereby, that is reasonably likely to result in any of the conditions to Closing set forth in Section 10.1 not being satisfied (other than the taking of any action required to be taken under applicable Law or the omission of any action prohibited by applicable Law); or (xviii) commit to do any of the foregoing.

8.3                                 Notice of Certain Events.  Prior to the Effective Time or the earlier termination of this Agreement, the Company shall promptly notify Buyer in writing of:  (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed that caused or constitutes a material inaccuracy in any representation or warranty made in this Agreement; (ii) any material breach of any covenant or obligation hereunder; and (iii) the occurrence of any event, condition, fact or circumstance that has had a Material Adverse Effect on the Company.  Without limiting the generality of the foregoing, the Company shall promptly advise Buyer in writing of any Legal Proceeding or material claim to its knowledge, threatened, commenced or asserted against or with respect to the Company.  No notification under this Section 8.3 shall affect the representations, warranties or obligations of the parties or the conditions to the obligations of the parties hereunder, or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.4                                 Consents and Approvals.  The Company and the Representative shall (a) use their reasonable best efforts to obtain all necessary Consents of all Governmental Bodies, and of all other Persons, required in connection with the execution, delivery and performance by the Company and the Shareholders of this Agreement, including without limitation under any Material Contract, and (b) diligently assist and cooperate with Buyer and Merger Sub in preparing and filing all documents required to be submitted by Buyer and Merger Sub to any Governmental Bodies, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Buyer and Merger Sub in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Buyer and Merger Sub all information concerning the Company that counsel to Buyer determines is required to be included in such documents).

8.5           Non-Negotiation; Non-Solicitation.  From the date hereof until the Effective Date or the earlier termination of this Agreement, the Shareholders will not, and will not cause or permit the Company or its Subsidiaries or any of their or respective directors, officers, employees, representatives or agents to, directly or indirectly, (i) facilitate, knowingly encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (ii) furnish or cause to be furnished, to any Person, any information concerning the Business or the operations, properties or assets of the Company or any of its Subsidiaries in connection with an Acquisition Transaction or (iii) engage or participate in negotiations or discussions concerning, an Acquisition Transaction.  For purposes of this Agreement, “Acquisition Transaction” shall mean (i) any transaction or offer for a merger, consolidation, dissolution, recapitalization or other business combination involving the Company or any of its Subsidiaries, (ii) any proposal for the issuance of any equity securities of, or other equity interests in, the Company or any of its Subsidiaries as consideration for the assets or securities of another Person or (iii) any proposal or offer to acquire in any manner, directly or indirectly, any equity securities of, or other equity interest in, the Company or any of its Subsidiaries or assets that represent a material amount of the total assets of the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement.  The Company shall promptly inform Buyer of any contact with any third party relating to an Acquisition Transaction.

8.6           Covenant Not to Compete.

(a)           The Shareholders acknowledge that they have extensive knowledge and a unique understanding of the Company’s and its Subsidiaries’ business, have been directly involved with the establishment and continued development of the business’ customer relations and have had access to all of the proprietary and Confidential Information used in the business.  The Shareholders further acknowledge that if they or any of their Affiliates were to compete with the Company and its Subsidiaries in such business following the Closing, great harm would come to the Company, thereby destroying value associated with the acquisition of the Company and the goodwill of their business.  In furtherance of the transactions contemplated by this Agreement and to more effectively protect the value of the business so sold, each Shareholder covenants and agrees that, for a period of five years from and after the Closing Date, (the “Restricted Period”), the such Shareholders shall not, and shall cause Ntrepid, Anonymizer and the Shareholders’ respective Affiliates not to, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other Person, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any Person engaged in any business that is competitive with the Business (a “Restricted Business”). Neither of the following, of itself, shall of itself constitute a breach hereunder: (i) the record or beneficial ownership by any Restricted Shareholder or Affiliate thereof of up to one percent of the shares of any corporation whose shares are publicly traded on a national securities exchange or in the over-the-counter market; nor (ii) the provision by any Shareholder of unpaid consulting services to Governmental Bodies in the intelligence and national securities communities in the United States.  Notwithstanding anything to the contrary contained in this Agreement, the provisions of this Section 8.6 shall not be applicable to David L. Gokey, Brad Joseph Juneau or Rodney G. Smith.

(b)           During the Restricted Period, the Shareholders shall not and shall cause Ntrepid, Anonymizer and the Shareholders’ respective Affiliates not to, whether for their own account or for the account of any Person, provide the Restricted Business, endeavor to entice away from the Company or Dauntless, or otherwise interfere with the relationship of the Company or Dauntless with, any Person that, (A) during the Restricted Period, is employed by or otherwise engaged to perform services for the Company or Dauntless (unless such Person has not been employed by or otherwise engaged to perform services for the Company or Dauntless for a period of 12 months or more) or (B) during the Restricted Period, is, or, during the one-year period preceding the Effective Time, was, a customer or supplier of the Company or Dauntless.

(c)           The provisions of Section 8.6(a) and 8.6(b) (collectively, the “Restrictive Covenants”) have been separately bargained for to protect the Business, including goodwill, being acquired by Buyer hereunder and to ensure that Buyer shall have the full benefit of the value thereof.  The Shareholders recognize and acknowledge that the business and markets of the Buyer Group are international in scope, and that Buyer is investing substantial sums in acquiring the Company and in consideration for the Restrictive Covenants contained in this Agreement, that such covenants are necessary in order to protect and maintain the legitimate business interests of the Buyer Group and are reasonable in all respects, and that Buyer would not consummate the transactions contemplated hereby but for such agreements. The Shareholders hereby waive any and all right to contest the validity of the Restrictive Covenants on the ground of the breadth of their geographic or product coverage or the length of their term.  The Shareholders acknowledge and agree that a substantial and legally sufficient portion of Final Merger Consideration is attributable to the Restrictive Covenants and the Shareholders hereby waive any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary.

(d)           If the Shareholders or any of their Affiliates breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Buyer Group shall have, in addition to, and not in lieu of, any other rights and remedies available to them under law or in equity, the rights to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Buyer Group and that money damages would not provide an adequate remedy.  The Shareholders covenant and agree not to oppose any demand for specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, other than based on a good faith belief that no such breach or attempted breach has occurred.

(e)           The existence of any claim or cause of action by the Shareholders or any of their Affiliates against any member of the Buyer Group shall not constitute a defense to the enforcement by the Buyer Group of the Restrictive Covenants, but such claim or cause of action shall be litigated separately.

(f)            In addition to the remedies the Buyer Group may seek and obtain pursuant to Section 8.6(d), the Restricted Period shall be extended by any and all periods during which any Shareholder or any of its Affiliates shall be found by a final non-appealable judgment of a court possessing personal jurisdiction over it to have been in violation of the Restrictive Covenants.

(g)           Whenever possible, each provision of this Section 8.6 shall be interpreted in such manner as to be effective and valid under applicable Legal Requirements but if any provision of this Section 8.6 shall be prohibited by or invalid under applicable Legal Requirements, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Section 8.6.  If any provision of this Section 8.6 shall, for any reason, be judged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Section 8.6 but shall be confined in its operation to the provision of this Section 8.6 directly involved in the controversy in which such judgment shall have been rendered. In the event that the provisions of this Section 8.6 should ever be deemed to exceed the time or geographic limitations permitted by applicable Legal Requirements, then such provision shall be reformed to the maximum time or geographic limitations permitted by applicable Legal Requirements.

9.             Additional Covenants of the Parties.

9.1           Further Assurances.  From time to time, as and when requested by any party hereto and at such party’s expense, any other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such requesting party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

9.2           Antitrust Notification.

(a)           The Company and Buyer shall, as promptly as practicable and before the expiration of any relevant legal deadline, but in no event later than five Business Days following the execution and delivery of this Agreement, file with (i) the United States Federal Trade Commission and the United States Department of Justice, the notification and report form required for the transactions contemplated hereby and any supplemental information requested in connection therewith pursuant to the HSR Act, which forms shall specifically request early termination of the waiting period prescribed by the HSR Act. Each of the Company and Buyer shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Buyer shall be solely responsible for all filing fees payable in connection with such filings. The Company shall bear any fees and expenses of counsel retained by it in connection with any such filings.

(b)           The Company and Buyer shall use their commercially reasonable efforts to promptly obtain any clearance required under the HSR Act for the consummation of this Agreement and the transactions contemplated hereby and shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Governmental Body and shall comply as promptly as reasonably practicable with any such inquiry or request. Notwithstanding the foregoing or anything else in this Agreement, Buyer and its Affiliates shall not be required to sell, divest, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any businesses, services, assets, or any interest in any businesses, services or assets.

(c)           The parties hereto commit to instruct their respective counsel to cooperate with each other and use commercially reasonable efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act at the earliest practicable dates. Such commercially reasonable efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of communications from and to personnel of the reviewing Governmental Bodies, and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor Buyer shall participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation, or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Buyer or the Company, shall be limited to outside antitrust counsel only). The Company and Buyer shall each accept reasonable comments with respect to the content of any presentations, white papers or other written materials to be submitted to any Governmental Body in advance of any such submission.

9.3           Confidentiality.

(a)           The parties acknowledge that Buyer and BB&T Capital Markets/Windsor Group have previously executed a non disclosure agreement dated July 20, 2010 (the “Confidentiality Agreement”), which is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms; provided, however, that the parties hereto shall take all actions necessary to cause the Confidentiality Agreement to terminate upon the Closing.

(b)           From and after the Effective Time, the Shareholders will and will cause their respective employees, consultants, independent contractors, advisors and other representatives (collectively, “Seller Representatives”) to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Company or destroy, at the request and option of the Company, all tangible embodiments (and all copies) of the Confidential Information which are in its possession.  In the event that any Shareholder or Seller Representative is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, such Shareholder or Seller Representative will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9.3(b).  If, in the absence of a protective order or the receipt of a waiver hereunder, the Shareholders and the Seller representatives are, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the Shareholders and the Seller representatives may disclose the Confidential Information to the tribunal; provided, however, that the Shareholders and the Seller Representatives shall use their reasonable best efforts to obtain, at the request and sole cost and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.  For purposes hereof, “Confidential Information” shall mean any information concerning the Businesses and the affairs of the Company and Dauntless that is not already generally available to the public, but shall not include any information directly concerning the business of Ntrepid or Anonymizer.  The provisions of this Section 9.3(b) shall survive the termination of or Closing under this Agreement.

(c)           From and after the Effective Time, Buyer and its Affiliates will, and will cause their respective employees, consultants, independent contractors, advisors and other representatives (collectively, “Buyer Representatives”) to, treat and hold as confidential, and not disclose to any third party, any and all information concerning the business of Ntrepid or Anonymizer (the “Ntrepid Confidential Information”), refrain from using any of the Ntrepid Confidential Information except as may be necessary in connection with this Agreement, and deliver promptly to the Representative or destroy, at the request and option of the Representative, all tangible embodiments (and all copies) of the Ntrepid Confidential Information which are in its possession.  In the event that Buyer, any of its Affiliates or any of the Buyer Representatives is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Ntrepid Confidential Information, Buyer will notify the Representative promptly of the request or requirement so that the Representative may seek an appropriate protective order or waive compliance with the provisions of this Section 9.3(c).  If, in the absence of a protective order or the receipt of a waiver hereunder, Buyer, any of its Affiliates or any of the Buyer Representatives is, on the advice of counsel, compelled to disclose any Ntrepid Confidential Information to any tribunal or else stand liable for contempt, Buyer or its Affiliates or the applicable Buyer Representatives may disclose the Ntrepid Confidential Information to the tribunal; provided, however, that Buyer and its Affiliate shall use their reasonable best efforts to obtain, at the request and sole cost and expense of Ntrepid, an order or other assurance that confidential treatment will be accorded to such portion of the Ntrepid Confidential Information required to be disclosed as the Representative shall designate.  The foregoing provisions shall not apply to any Ntrepid Confidential Information which is generally available to the public immediately prior to the time of disclosure.  The provisions of this Section 9.3(c) shall survive the termination of or Closing under this Agreement.

9.4           Publicity.  Neither any Shareholder and the Company on the one hand nor Buyer on the other hand shall issue any press release or public announcement (including any broadly issued statement or announcement to employees of the Company or any of its Subsidiaries) concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Legal Requirements, provided that, the party intending to make such release shall use its best efforts consistent with such applicable Legal Requirements to consult with the other party with respect to the text thereof.

9.5           Use of Name.  The Shareholders hereby agree that upon the consummation of the transactions contemplated hereby, Buyer and the Company shall have the sole ownership of, and right to the use, the name “Abraxas,” “Abraxas Corporation” and “Abraxas Dauntless, Inc.” and the Shareholders shall not, and shall not cause or permit Anonymizer or any Affiliate of any Shareholder to, use such names or any variation or simulation thereof in any business.

9.6           Supplementation and Amendment of Schedules.  From time to time prior to the Closing, the Company shall promptly supplement or amend the Disclosure Schedules with respect to (a) any matter existing or occurring prior to the date of this Agreement that was required to be set forth or described in the Disclosure Schedules but was not previously set forth or described therein, and (b) any matter arising after the date of this Agreement that, if existing or occurring prior to the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules; provided, however, Buyer may extend the Closing Date for a period of up to 10 Business Days in order to consider the effect of such supplement or amendment.  No supplement or amendment of the Disclosure Schedules made pursuant to this Section 9.6 shall be deemed to cure any breach of, affect or otherwise diminish any representation or warranty made in this Agreement unless Buyer specifically agrees thereto in writing. Any such supplement or amendment shall be ignored in determining the satisfaction of the conditions to closing set forth in Section 10.1.

9.7           Employee Benefits.

(a)           Buyer agrees that all employees of the Company and Dauntless who continue employment after the Effective Time (“Continuing Employees”) shall be eligible to continue to participate in the Company’s Plans (other that any stock purchase, stock option or other similar equity compensation Plans), or other Plans that are not less favorable in the aggregate than those provided by such Plans as of the date hereof; provided, however, that nothing in this Section 9.7 or elsewhere in this Agreement shall limit the right of the Company or Buyer to: (i)  amend or terminate any Plan in accordance with such Plan or (ii) transfer the Company employees to the Plans of Buyer.  Nothing in this Agreement shall be construed to create a right in any employee to employment, and the employment of each Continuing Employee shall be “at will” employment except as otherwise provided under a written employment agreement.

(b)           If and to the extent any employees of Anonymizer participate in any Plan and/or the Company or Dauntless has any obligations to or with respect to any current or former employees of Anonymizer (or any of their respective dependents or beneficiaries), then, prior to the Closing, the Company shall cause such participation to end (e.g., by spinning off the plan assets and liabilities attributable to such Anonymizer employees) and shall cause any such other obligations to be transferred to and assumed by Anonymizer, such that, as of the Closing Date, the only participants in the Plans of the Company and Dauntless shall be current or former employees of the Company or Dauntless (or their respective dependents and beneficiaries) and neither the Company nor Dauntless shall have any obligation to or with respect to any person who is a current or former employee of Anonymizer.

9.8           Tax Matters.

(a)           The Representative shall, at the sole cost and expense of the Shareholders, prepare or cause to be prepared all Tax Returns with respect to each of the Company and its Subsidiaries required to be filed (taking into account any extensions) for all Tax periods ending on or before the Closing Date.  The Representative also shall prepare or cause to be prepared all Tax Returns with respect to each Subsidiary of the Company which is no longer a Subsidiary of the Company after the Closing Date that relates to a Tax period which begins before the Closing Date and ends after the Closing Date (such period, a “Straddle Period”).  The cost and expense of preparing such Tax Returns shall be borne by each such Subsidiary which is no longer a Subsidiary of the Company after the Closing Date. In the preparation of any such Tax Returns, no election shall be made which would reduce the net operating loss of the Company described in Section 5.16(i) hereof, unless otherwise required by applicable Legal Requirements.  The Representative shall deliver to Buyer, for Buyer’s review, comment and approval (which approval shall not be unreasonably withheld, conditioned or delayed), a draft copy of any such Tax Return, which the Representative is responsible under this Section 9.8(a) for preparing and filing, no later than 30 days prior to the required filing date of such Tax Return (including extensions thereof).  In connection with such review, Buyer shall have reasonable access, during normal business hours and upon reasonable notice, to the Company’s financial books and records.  All Tax Returns prepared by or for the Company pursuant to this Section 9.8(a) shall be prepared in a manner consistent with prior practice unless otherwise required by applicable Legal Requirements.  The failure of Buyer to propose any changes to any such proposed Tax Return at least 10 days prior to the required filing date of such Tax Return (including extensions thereof) shall be deemed to constitute its approval thereof.  Each of the Company and its Subsidiaries shall execute and file or cause to be filed all Tax Returns described in this Section 9.8(a) which it is required to file and shall pay or cause to be paid the amount of any Taxes shown due thereon to the appropriate Governmental Body.  Each Subsidiary of the Company which is no longer a Subsidiary of the Company after the Closing Date shall execute and file or cause to be filed all Tax Returns described in this Section 9.8(a) which it is required to file and shall pay or cause to be paid the amount of any Taxes shown due thereon to the appropriate Governmental Body.

(b)           Buyer shall prepare or cause to be prepared and file or cause to be filed when due (taking into account any extensions) (i) each income Tax Return of the Company and its Subsidiaries relating to a Tax period ending on or before the Closing Date which has not been filed before the Closing Date, and (ii) each income or other Tax Return relating to a Tax period ending after the Closing Date, including any Straddle Period, of the Company, Dauntless and any other Subsidiary of the Company which continues to be a Subsidiary of the Company after the Closing Date.  In the case of any such Tax Return relating to a Tax period or portion of a Tax period with respect to which the Shareholders have an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 12.2, no later than thirty (30) days prior to the required filing date of such Tax Return (including extensions thereof), Buyer shall submit a draft of such Tax Return to the Representative for his review, comment and approval, which approval shall not be unreasonably withheld, conditioned or delayed.  The failure of the Representative to propose any changes to such draft Tax Return at least ten (10) days prior to the required filing date of such Tax Return (including extensions thereof) shall be deemed to constitute its approval thereof.  Not later than five days prior to the required filing date of any such Tax Return (including extensions thereof), the Representative, on behalf of the Shareholders, shall pay to Buyer an amount equal to that portion of the Taxes shown as due on such Tax Returns for which the Shareholders have an obligation to indemnify the Buyer Indemnified Parties pursuant to Section 12.2.

(c)           For purposes of this Agreement, in the case of any Straddle Period, the amount of any Taxes for the portion of the Straddle Period that ends on the Closing Date: (i) in the case of real property, personal property, and other Taxes not imposed on the basis of income or receipts, shall be based on a daily proration of such Taxes, and (ii) in the case of all other Taxes, shall be based on an interim closing of the books of the Company as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which any Company holds a beneficial interest shall be deemed to terminate as of the close of business on the Closing Date).

(d)           In the event a Governmental Body asserts a claim for Taxes with respect to which the Shareholders are obligated to indemnify the Buyer Indemnified Parties pursuant to Section 12.2 (a “Tax Claim”), Buyer shall notify the Representative of such Tax Claim within ten (10) days after its receipt of notice thereof from the Governmental Body.  With respect to any Tax Claim relating to a Pre-Closing Period (other than the portion of any Straddle Period), the Representative shall have the right, at its own expense, to control all proceedings and may make all decisions taken in connection with such Tax Claim; provided, however, that if the resolution of such Tax Claim could reasonably be expected to affect the liability for Taxes of Buyer or any of its Affiliates, including the Company or Dauntless, for any Post-Closing Period, the Representative shall not settle any such proceeding without Buyer’s prior written consent, which consent shall not be unreasonably withheld.  Buyer and the Company and its Subsidiaries shall reasonably cooperate with the Representative in contesting any Tax Claim under this Section 9.8, which cooperation shall include the retention and, upon request and at the expense of the Representative, the provision of records and information relating to a Pre-Closing Period which are reasonably relevant to such Tax Claim and making employees available to provide additional information or explanation of any material provided hereunder.  Buyer shall control all proceedings with respect to any Tax Claim relating to any Straddle Period, provided, however, that if the results of any such contest could reasonably be expected to affect the amount of the Shareholders’ indemnification obligation to the Buyer Indemnified Parties pursuant to Section 12.2(iv), then the Representative shall, at its own expense, have a right to participate in the defense and settlement of any such Tax Claim, each party shall cooperate with the other party and there shall be no settlement or closing or other agreement with respect to such Tax Claim without the consent of both Buyer and the representative, which consent shall not be unreasonably withheld by either of them.

(e)           Buyer and the Representative shall, and each shall cause its Affiliates to, provide to the other such reasonable cooperation and information, as and to the extent reasonably requested, in connection with the preparation and filing of any Tax Return, any audit, litigation or other proceeding, Tax Claim  or other Tax matter of the Company and its Subsidiaries relating to an event which occurred during a Pre-Closing Period.  Buyer and the Shareholders shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be reasonably necessary to mitigate, reduce or eliminate in accordance with applicable Legal Requirements any Tax that could be imposed for a Pre-Closing Period or the portion of a Straddle Period ending at the close of business on the Closing Date (including, but not limited to, with respect to the transactions contemplated hereby).

(f)            At the Closing or, if due thereafter, promptly when due, all transfer, documentary, sales, use, real property transfer, stock transfer, recording, stamp, registration and other similar Taxes and fees (including penalties and interest) incurred in connection with this Agreement (other than any such Taxes relating to or arising from the Related Transactions, which shall be paid by the Shareholders, and against which Buyer is indemnified as provided in this Section 9.8) shall be paid one-half by Buyer and one-half by the Shareholders when due, regardless of whether such Taxes are technically owed by the Shareholders or Buyer.  Buyer shall prepare any Tax Returns with respect to such Taxes, and the Representative shall reasonably cooperate with Buyer in the preparation of such Tax Returns.  If required by applicable law, the Shareholders shall join in the execution of any such Tax Returns and any other related documents.  The expense of such Tax Return preparation and filings shall be paid one-half by Buyer and one-half by the Shareholders.

(g)           Neither Buyer nor any of its Affiliates (including the Company or Dauntless after the Closing) shall file any amended Tax Returns for any Pre-Closing Period for or in respect of the Company or any of its Subsidiaries that could affect the amount of the Shareholders’ indemnification liability pursuant to Section 12.2(iv) without the prior written consent of the Representative, which consent shall not be unreasonably conditioned, withheld or delayed.

(h)           Neither Buyer nor any of its Affiliates (including the Company and Dauntless after the Closing) shall make the election under Code section 338(g) with respect to the transactions contemplated by this Agreement.

9.9           Payment of Indebtedness and Transaction Expenses.

(a)           No later than three Business Days prior to the Closing, the Company will deliver or shall cause to be delivered to Buyer:

(i)            a payoff letter from each holder of any Indebtedness, which letter shall specify the aggregate amount required to be paid in order to repay in full the Indebtedness related to such payoff letter (including any and all accrued but unpaid interest and prepayment penalty obligations and breakage costs due upon repayment) and payment instructions on the projected Closing Date, as well as the per diem amount to be added thereto in the event that the actual Closing Date is a date subsequent to the projected Closing Date.  Each such payoff letter shall be in a form reasonably satisfactory to Buyer and will include customary undertakings to release in full, upon payment of the amounts set forth in such payoff letters, all Encumbrances securing the Indebtedness related to such payoff letter and to promptly prepare and file with the appropriate governmental and other offices such instruments as may be required to effect or evidence such release; and

(ii)           invoices or other documents reasonably satisfactory to Buyer detailing the Transaction Expenses.

(b)           The Company and the Shareholders acknowledge that the Indebtedness and the Transaction Expenses are obligations of the Company or the Shareholders incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Buyer or Merger Sub.  Payment of such Indebtedness and Transaction Expenses by Buyer on behalf of the Company or the Shareholders on the Closing Date is being made for convenience only and the amounts of such payments are included as reductions in the calculation of the Preliminary Merger Consideration and the Final Merger Consideration in accordance with Section 2.2(a).

9.10         Preservation of Records.  The Shareholders and Buyer agree that each of them shall preserve and keep the records held by them relating to the Business for a period of five years from the Closing Date and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings against or governmental investigations of, the Shareholders or Buyer or any of their Affiliates or in order to enable the Shareholders or  Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby or thereby.  In the event the Shareholders or Buyer wishes to destroy such records within five years of the Closing Date, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that 90-day period, to take possession of the records.

9.11         Company Shareholder Approval.

(a)           Promptly after the date hereof, the Company and the Shareholders shall take all necessary action in accordance with applicable Virginia Law to notify all Shareholders who have not previously provided their written consent to the transactions contemplated by this Agreement of the taking of such action by Shareholders holding a majority of the outstanding Company Common Stock by written consent (the “Shareholders Notice”).

(b)           The Company shall provide Buyer (and its counsel) with a reasonable opportunity to review and comment on any and all materials submitted to the Company’s shareholders in connection with the Shareholders Notice.  None of such information supplied or to be supplied by or on behalf of the Company in connection with the Shareholders Notice will, at the time first distributed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(c)           Each Shareholder agrees:

(i)            not to transfer (except as may be specifically required by court order or by operation of Legal Requirements), sell, exchange, pledge or otherwise dispose of or encumber the shares of Company Common Stock prior to earlier of (i) the Effective Time or (ii) termination of this Agreement in accordance with its terms, except in accordance with this Agreement.

(ii)           prior to earlier of (i) the Effective Time or (ii) termination of this Agreement in accordance with its terms, at any meeting of the Company’s shareholders called for the purpose of obtaining the Required Vote and at any adjournment thereof, and on every action or approval by written resolution of the shareholders of Company with respect to any of the following, such Shareholder shall vote all shares of Company Common Stock owned by such Shareholder in favor of approval of the terms and conditions of this Agreement, the Merger and any matter that could reasonably be expected to facilitate the Merger.

10.           Conditions to Closing.

10.1         Conditions to Buyer’s and Merger Sub’s Obligations.  The obligations of Buyer and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions immediately prior to the Effective Time (any or all of which may be waived by Buyer to the extent permitted by applicable Legal Requirements):

(a)           the representations and warranties set forth in Sections 5 and 6 of this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of another specific which only need be true and correct as of such date) except for: (i) such inaccuracies (without regard to qualifications regarding material adversity or Material Adverse Effect) as, individually or in the aggregate, have not had or would not reasonably be expected to adversely affect the Company or the Business in any material respect; and (ii) changes contemplated by this Agreement or resulting from any action or inaction expressly consented to in writing by Buyer;

(b)           the Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c)           no change, event, occurrence, effect, development, condition, circumstance, matter or state of facts shall have occurred, between the date of this Agreement and the Closing Date, that, individually or in the aggregate, has had a Material Adverse Effect;

(d)           the Company shall have delivered to Buyer each of the following:

(i)            a certificate of the Company, dated as of the Closing Date, stating that the conditions specified in Sections 10.1(a) and 10.1(b), have been satisfied; and

(ii)           a certificate of the Company, dated as of the Closing Date, certifying as to (i) the full force and effect of the articles of incorporation and bylaws (or equivalent governing documents) of the Company attached to such certificates as exhibits, and (ii) the accuracy and full force and effect of the resolutions adopted by the sole director and a majority of the shareholders of the Company regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate;

(iii)          payoff letters, in form and substance reasonably satisfactory to Buyer, from all holders of Closing Indebtedness (and the Company shall have made arrangements reasonably satisfactory to Buyer for such holders of Closing Indebtedness to deliver all related Encumbrance releases to Buyer effective as of the Closing, including without limitation, in respect of any Encumbrances listed on Schedules 5.5(c) or 6.3);

(iv)          such Consents or registrations, declarations or filings with any Governmental Body legally required to be obtained or made for the consummation of the transactions contemplated hereby, including without limitation the Consents, registrations, declarations and filings listed on Schedule 10.1(d)(iv);

(v)           such Consents as are required to be obtained or made for the consummation of the transactions contemplated hereby pursuant to any Material Contracts, if listed on Schedule 10.1(d)(v);

(vi)          an affidavit, under penalties of perjury, stating that none of the Company or its Subsidiaries is or has been a United States real property holding corporation and that shares of the Company’s capital stock are not United States real property interests (as defined in Code section 897(c)) dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h) so that Buyer will be exempt from withholding any portion of the Final Merger Consideration thereunder (a “FIRPTA Certificate”), provided, however, that if the Company fails to deliver a properly prepared and executed FIRPTA Certificate, Buyer shall withhold from the Final Merger Consideration all amounts required to be withheld under Code section 1445 and such withholding shall be treated as having been paid to the Shareholders as provided in Section 4.7;

(e)           the Representative, the Company and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(f)            the Company, Inland American Herndon Worldgate, L.L.C. and Curtis Property Management Corporation shall have executed and delivered an assignment of lease and release, in form and substance reasonably satisfactory to Buyer, pursuant to which the Company shall have assigned to Ntrepid all of its right, title and interest in the leased premises located at 12801 Worldgate Drive, Suite 800, Herndon, Virginia 20170 and at 6733 Curran Street, Suites 300 and 310, McLean, Virginia 22102, and shall have been fully released and discharged from any and all obligations pursuant to (i) that certain Office Lease Agreement, dated February 18, 2008, by and between Inland American Office Management, LLC, as managing agent for Inland American Herndon Worldgate, L.L.C. and the Company, as amended by the First Amendment, dated April 9, 2009, (ii) that certain Agreement of Lease between the Company and Curtis Property Management Corporation, dated September 6, 2002, as amended by Amendment of Lease Agreement, dated July 3, 2003, Second Amendment of Lease Agreement, dated March 6, 2006, and Third Amendment of Lease Agreement, dated November 25, 2008, and (iii) that certain Agreement of Lease between the Company and Curtis Property Management Corporation, dated July 3, 2003, as amended by Amendment of Lease Agreement, dated March 6, 2006 and Second Amendment of Lease Agreement dated November 25, 2008;

(g)           the Company shall have consummated the Spinoff Distribution such that neither the Company nor any of its Subsidiaries shall have any ownership rights in respect of such capital stock or any other equity interest in Anonymizer;

(h)           the Company and Ntrepid shall have executed and delivered a Transition Services Agreement, dated as of the Closing Date, substantially in the form of Exhibit 10.1(h).

(i)            of the 31 employees of the Company and Dauntless listed on Schedule 10.1(i)-1, not less than 25 shall have become Continuing Employees, and of the 282 employees of the Company and Dauntless listed on Schedule 10.1(i)-2, not less than 198 shall have become Continuing Employees; provided that such employees shall continue to be employed in positions of a similar or superior nature and title to those which such employees occupied immediately prior to the Closing, and with aggregate compensation that is equivalent to or greater than the aggregate compensation which such employees currently receive; and provided, further, that the Company shall be entitled to replace any employee listed on Schedule 10.1(i)-2 with an employee not so listed if the replacement employee has equivalent experience and qualifications to the employee being replaced and the replacement employee’s experience and qualifications are reasonably satisfactory to Buyer;

(j)            if Company shall have delivered, supplemented or amended any Schedule pursuant to its obligations set forth in Section 9.6, Buyer shall not have given notice to the Company or the Shareholders that, as a result of information provided to Buyer in connection with any or all of such amendments or supplements, Buyer has determined not to proceed with the consummation of the transactions contemplated hereby;

(k)           all Tax sharing agreements or similar arrangements involving the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries  is a party shall have been terminated with respect to the Company and its Subsidiaries prior to the Closing Date;

(l)            no new elections, and no changes in current elections, with respect to Taxes affecting the Company and its Subsidiaries shall have been made after the date hereof without the prior written consent of Buyer, which consent shall not have been unreasonably withheld;

(m)          Dissenting Shares, if any, shall represent not more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time;

(n)           Buyer shall have conducted due diligence conference calls or meetings with an aggregate of 10 customers of the Business, representing the 10 largest currently open contracts or subcontracts of the Business, and the information provided to Buyer therefrom shall be satisfactory to Buyer in its sole discretion; provided, however, that the condition set forth in this Section 10.1(n) shall be deemed to have been satisfied if Buyer and Merger Sub shall not have terminated this Agreement on or before the date that is 10 Business Days after the date hereof;

(o)           Ntrepid and Anonymizer shall have executed and delivered an agreement reasonably satisfactory to Buyer, pursuant to which Ntrepid and Anonymizer agree to be bound by the terms and conditions of Sections 8.6 and 9.5 applicable to the Shareholders;

(p)           as of the Closing, after giving effect to the consummation of the Related Transactions, the Company shall own the personal property listed on Schedule 10.1(p);

(q)           Buyer shall have received evidence reasonably satisfactory to Buyer that any and all Encumbrances for the benefit of Allied Capital on the properties and assets of the Company and Dauntless shall have been released; and

(r)            all actions to be taken by the Company and the Shareholders in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

10.2         Conditions to the Company’s Obligations.  The obligation of the Company and the Shareholders to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions immediately prior to the Effective Time (any or all of which may be waived by the Company to the extent permitted by applicable Legal Requirements):

(a)           the representations and warranties set forth in Section 7 of this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing Date (except for representations and warranties that speak as of another specific which only need be true and correct as of such date) except for: (i) such inaccuracies (without regard to qualifications regarding material adversity) as, individually or in the aggregate, have not had or would not reasonably be expected to adversely affect the ability of Buyer or Merger Sub to consummate the transactions contemplated by this Agreement; and (ii) changes contemplated by this Agreement or resulting from any action or inaction expressly consented to in writing by Buyer;

(b)           Buyer and Merger Sub shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing;

(c)           Buyer shall have delivered to the Representative (on behalf of the Shareholders) each of the following:

(i)            a certificate of Buyer, dated as of the Closing Date, stating that the conditions specified in Sections 10.2(a) and 10.2(b) have been satisfied;

(ii)           a certificate of Buyer, dated as of the Closing Date, certifying as to the accuracy and full force and effect of resolutions adopted by the board of directors of Buyer regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate;

(iii)          a certificate of Merger Sub, dated as of the Closing Date, certifying as to (A) the full force and effect of the articles of incorporation and bylaws of Merger Sub attached to such certificates as exhibits, and (B) the accuracy and full force and effect of resolutions adopted by the board of directors of Merger Sub and Buyer as the sole shareholder of Merger Sub regarding this Agreement and the transactions contemplated hereby and attached as one or more exhibits to such certificate;

(d)           the Preliminary Merger Consideration (less the aggregate the Indemnity Holdback Amount and the Adjustment Holdback Amount), the Indemnity Holdback Amount, the Adjustment Holdback Amount, and all other payments required to be made by Buyer on or prior to the Closing Date hereunder shall have been delivered by Buyer pursuant to the terms of this Agreement;

(e)           the Company and Ntrepid shall have executed and delivered a Subcontract Agreement, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer and the Representative, relating to the Contracts listed on Schedule 10.2(e); and

(f)            Buyer, Merger Sub and the Escrow Agent shall have executed and delivered the Escrow Agreement.

10.3         Conditions to All Parties’ Obligations.  The obligation of each of the Shareholders, the Company, Buyer and the Merger Sub to consummate the Merger is subject to the satisfaction of the following conditions as of immediately prior to the Effective Time (any or all of which may be waived by the Company, Buyer and Merger Sub to the extent permitted by applicable Legal Requirements):

(a)           the applicable waiting periods under the HSR Act shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby shall have been made and obtained;

(b)           no Governmental Body shall have issued any judgment, decree or order that enjoins, restrains, makes illegal or otherwise prohibits the transactions contemplated by this Agreement;

(c)           the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Virginia and shall have become effective; and

(d)           this Agreement shall not have been validly terminated in accordance with Section 11.

11.           Termination.

11.1         Termination.  This Agreement may be terminated at any time prior to the Effective Time as follows and in no other manner:

(a)           by mutual written consent of Buyer and Merger Sub, on the one hand, and the Company, on the other hand;

(b)           upon the issuance by any Governmental Body of an order, decree or ruling or their taking of any other action restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or any other action shall have become final and non appealable;

(c)           by Buyer and Merger Sub, on the one hand, or by the Company, on the other hand, if the Closing shall not have occurred on or before the Termination Date; provided, however, that no termination may be made under this Section 11.1(c) if the failure to close by such date shall be caused by the failure of the terminating party to perform any of its obligations under this Agreement;

(d)           by Buyer and Merger Sub, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company or the Shareholders shall have become untrue, in either case such that the condition set forth in Sections 10.1(a) or 10.1(b) or hereof could not be satisfied by the Termination Date; provided, however, that, if such breach is curable by the Stockholders or the Company through the exercise of commercially reasonable efforts and for so long as the Stockholders or the Company continues to exercise such commercially reasonable efforts, Buyer and the Merger Sub may not terminate this Agreement under this Section 11.1(d);

(e)           by the Representative and the Company, upon a breach of any covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, or if any representation or warranty of Buyer or Merger Sub shall have become untrue, in either case such that the condition set forth in Sections 10.2(a) or 10.2(b) hereof would not be satisfied by the Termination Date; provided, however, that, if such breach is curable by Buyer and Merger Sub through the exercise of commercially reasonable efforts and for so long as Buyer and Merger Sub continue to exercise such commercially reasonable efforts, the Representative and the Company may not terminate this Agreement under this Section 11.1(e); and

(f)            by Buyer and Merger Sub in the event that Buyer determines in its sole discretion that the due diligence conference calls or meetings contemplated in Section 10.1(n) (and the information provided to Buyer therefrom) are not satisfactory or did not occur; provided however that Buyer and Merger Sub shall not be entitled to terminate this Agreement after the date that is 10 Business Days after the date hereof or such later date as is mutually acceptable to Buyer and the Representative.

11.2         Effect of Termination.  If this Agreement is validly terminated pursuant to Section 11.1, this Agreement shall become void and have no effect without any liability or obligation on the part of any party hereto, (a) other than liabilities and obligations under the Confidentiality Agreement, (b) except that no such termination shall relieve any party thereto of any liability for damages resulting from any willful breach by such party of this Agreement and (c) except that the provisions of Sections 5.25 and 7.5 relating to brokers’ fees, Section 9.4 relating to public announcements, Section 13.10 relating to notices, Section 13.8 relating to governing law, and this Section 11.2 shall survive the termination hereof.

12.           Indemnification.

12.1         Survival.  The representations and warranties of the Company set forth in Section 5, the representations and warranties of the Shareholders set forth in Section 6, and the representations of Buyer and Merger Sub set forth in Section 7 shall survive the Closing solely for purposes of Section 12.2 and Section 12.5, as applicable, and shall terminate on the close of business on first Business Day after the date that is the 19 months after the Closing Date except (i) for the representations and warranties set forth in Sections 5.1 (Organization and Corporate Power), 5.3 (Authorization), 5.5 (Capitalization), 5.25 (Brokers), 6.3 (Shares of Company Common Stock) (the “Shareholder Fundamental Representations”) and Sections 7.1 (Organization and Corporate Power), 7.2 (Authorization) and 7.5 (Brokers) (“Buyer Fundamental Representations”), which shall survive indefinitely after the Closing Date and (ii) for the representations and warranties set forth in Sections 5.16 (Tax Matters) and 5.16(a) (Employee Benefit Plans), which shall survive until 90 days after the expiration of the applicable statute of limitations. The covenants of the Company and of the Representative contained in this Agreement which are to be performed prior to the Closing shall terminate upon the Closing; provided that any claim made prior to the close of business on first Business Day after the date that is the 19 months after the Closing Date that any such covenant was breached prior to such termination shall survive the Closing until resolved. The covenants of the Company, the Shareholders and the Representative contained in this Agreement which are to be performed at or after the Closing shall terminate 90 days after the expiration of the statute of limitations applicable to such covenant.  Notwithstanding anything in this Section 12.1 to the contrary, in the event of any breach of a representation or warranty by a party that is intentional or constitutes fraud, such party’s liability for breach of such representation or warranty shall survive the Closing indefinitely and continue in full force and effect.

12.2         Indemnification by the Shareholders.  Subject to the limitations set forth in the remainder of this Section 12, each Shareholder shall, jointly and severally, indemnify the Buyer Indemnified Parties (as defined below) against and hold them harmless from any and all losses, liabilities, damages or expense (including reasonable legal fees, but excluding any allocation of overhead, including any cost of employing their own employees) (“Losses”) suffered or incurred by Buyer, or any of its Affiliates (including the Surviving Corporation and its Subsidiaries), officers, directors, employees or agents (collectively, the “Buyer Indemnified Parties”) to the extent arising from: (i) any breach of, or any inaccuracy or misrepresentation with respect to, any representation or warranty of the Company contained in Section 5, (ii) any breach of any covenant or agreement of the Company to be performed prior to Closing, (iii) any breach of, or inaccuracy or misrepresentation with respect to, any representation or warranty, or any covenant or agreement, of such Shareholder contained in Section 6 or in such Shareholder’s Letter of Transmittal, (iv) any and all Taxes of the Company or any of its Subsidiaries with respect to any Tax period, or portion of a Straddle Period, ending on or before the Closing Date (either, a “Pre-Closing Period”), including (1) any and all Taxes relating to the income, business, activities, operations, property or assets of the Company and its Subsidiaries with respect to any Pre-Closing Period, (2) any such Taxes for which any of the Company and its Subsidiaries is or may be or become severally liable under Treas. Reg. §1.1502-6 or §1.1502-78(b)(2) (or any similar provision under any applicable Legal Requirements) or by reason of being a successor-in-interest or transferee of any Person, and (3) any and all Taxes resulting from the Related Transactions, (v) any Indebtedness, liabilities, obligations or commitments of Ntrepid or Anonymizer; and (vi) any consent solicitation materials or other information provided by or on behalf of the Company to its shareholders in connection with the Shareholders Notice or any actions taken or omitted to be taken by or on behalf of the Company or the Shareholders in connection with obtaining the Required Vote; provided that:

(a)           the Shareholders shall be liable for making payments to Buyer pursuant to this Section 12.2(iv) only to the extent that the amount that would otherwise be payable by the Shareholders pursuant to this Section 12.2(iv) (notwithstanding this proviso) exceeds the amount of the provision for the specific Tax Liability for which indemnity is sought included in the provision for Taxes taken into account in calculating Closing Net Working Capital;

(b)           the Buyer Indemnified Parties shall not be entitled to recover under Section 12.2(i), except with respect to breaches of the Shareholder Fundamental Representations or Losses relating to Taxes, until the total amount which the Buyer Indemnified Parties would otherwise recover under Section 12.2(i) (but for this Section 12.2(b)) exceeds on a cumulative basis an amount equal to $900,000 (the “Deductible”), and then only to the extent of any such excess;

(c)           the aggregate liability of the Shareholders under Section 12.2(i), except with respect to breaches of the Shareholder Fundamental Representations and the representations set forth in Sections 5.16 and 5.17(e), shall in no event exceed $25,000,000 (the “Cap”);

(d)           no Shareholder shall have any liability under Section 12.2(iii) with respect to any breach, inaccuracy or misrepresentation of any other Shareholder’s Letter of Transmittal or with respect to any other Shareholder’s representations, warranties or covenants set forth in Section 6;

(e)           the aggregate liability of any Shareholder under this Section 12.2 shall in no event exceed the consideration actually realized by such Shareholder in respect of such Shareholder’s shares of Company Common Stock and Option Shares; and

(f)            for purposes of Section 12.2(iv), Tax or Taxes shall refer to the amount of Taxes which would have been payable or paid but for the application of any credit or net operating or capital loss deduction attributable to periods beginning after the Closing Date or to the portion of any Straddle Period beginning after the Closing Date.

12.3         Exclusive Remedy.  Buyer acknowledges and agrees that, from and after the Closing, except for the post-closing adjustments provided for in Section 4, its sole and exclusive remedy against the Shareholders (including the Representative) with respect to any and all claims relating (directly or indirectly) to the Company and its Subsidiaries, the subject matter of this Agreement or the transactions contemplated hereby, regardless of the Legal Requirement or legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be pursuant to the provisions set forth in this Section 12; provided, however, that such limitation shall not apply to claims based upon fraud.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no right to indemnification under Section 12.2 with respect to any Loss or alleged Loss if the matter forming the basis for such Loss or alleged Loss shall have been taken into account in the determination of the Closing Net Working Capital. The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on Buyer’s remedies with respect to this Agreement and the transactions contemplated hereby (including Section 12.2 and this Section 12.3) were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Shareholders (including the Representative) hereunder.

12.4         Claims First Satisfied from Indemnity Holdback Account.  Each claim against the Shareholders shall first be satisfied from the Indemnity Holdback Amount.  To the extent that the Indemnity Holdback Amount (including the interest or other income accrued thereon) (a) has been distributed, pro rata, to the Shareholders in accordance with the Escrow Agreement, (b) has been exhausted or (c) would be exhausted if one or more pending claims against the Shareholders are resolved in favor of a Buyer Indemnified Party, then subject to the limitations set forth in this Section 12, such claim may be made directly against the Shareholders.

12.5         Indemnification by Buyer.

(a)           Buyer shall indemnify the Shareholders (including the Representative), their respective Affiliates, officers, directors, employees and agents (collectively, the “Shareholder Indemnified Parties”) against and hold them harmless from any Losses suffered or incurred by any such Shareholder Indemnified Party (i) arising from any breach of any representation or warranty of Buyer or Merger Sub contained in this Agreement; (ii) resulting from any breach of any covenant contained in this Agreement requiring performance by Buyer or Merger Sub prior to the Closing or by Buyer or the Surviving Corporation after the Closing and (iii) with respect to any and all Taxes of, or attributable to, the Company or Dauntless, or for which Buyer, the Company or Dauntless may be liable with respect to any Tax period, or portion of a Straddle Period, beginning after the Closing Date (either, a “Post-Closing Period”).

(b)           (i) The Shareholder Indemnified Parties shall not be entitled to recover under Section 12.5(a)(i), except with respect to breaches of the representations and warranties set forth in Sections 7.1 (Organization and Corporate Power), 7.2 (Authorization) and 7.5 (Brokers), until the total amount which the Shareholder Indemnified Parties would otherwise recover under Section 12.5(a)(i) (but for this Section 12.5(b)) exceeds the Deductible, and then only to the extent of any such excess, and (ii) the aggregate liability of Buyer under Section 12.5(a)(i) shall in no event exceed the Cap.

(c)           After the Closing, no Shareholder Indemnified Party shall have the right to seek indemnification from the Company or Dauntless by reason of the fact that he or she was an officer, director of employee of the Company or Dauntless in respect of any claim for indemnification by Buyer hereunder.

12.6         Termination of Indemnification.  The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant expires pursuant to Section 12.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (which notice shall, to the extent such information is reasonably available, specify in reasonable detail the nature and amount of such claim) to the Indemnifying Party.  In order to determine the validity and/or the amount of any such claim, Buyer shall, and shall cause the Surviving Corporation to, provide the Representative and his representatives reasonable access, upon the reasonable request of the Representative, to (i) all books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, and other determinations, etc.) relating to or containing information relevant to such claim and (ii) the Surviving Corporation’s employees, accountants and other professional advisors (including making the Surviving Corporation’s chief financial officer, accountants and attorneys available to respond to reasonable written or oral inquiries of the Representative and their representatives).

12.7         Procedures Relating to Indemnification.

(a)           In order for a party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of a claim or demand made by any other Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the indemnifying party (the “Indemnifying Party”) in writing, and in reasonable detail, of the Third-Party Claim as promptly as reasonably possible after receipt, but in no event later than 10 Business Days after receipt, by such Indemnified Party of notice of the Third-Party Claim; provided that failure to give such notification on a timely basis shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b)           If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing, the Representative (on behalf of the Shareholders) shall continue to be entitled to assert any limitation on any claims contained in Sections 12.2 and 12.3. Should an Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, however, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Representative (on behalf of the Shareholders) is the Indemnifying Party, the reasonable expenses of the Representative incurred in defending a Third-Party Claim (or any participation in a Third-Party Claim that could result in Losses to the Representative) shall be reimbursed, when and as incurred, first from the Indemnity Holdback Amount. If the Indemnifying Party chooses to defend any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution of such Third-Party Claim.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third-Party Claim, and making employees and other representatives and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third-Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party shall have elected not to assume the defense of or fails to confirm its obligation to indemnify for a Third-Party Claim, the Indemnifying Party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). This Section 12.7 shall not apply to claims for Losses asserted directly by an Indemnified Party against an Indemnifying Party where no Third-Party Claim has been made.

12.8         Tax Treatment of Indemnity Payments.  .  Any indemnity payment made pursuant to this Section 12 shall be treated as an adjustment to the Final Merger Consideration for federal, state, local and foreign income Tax purposes.  Notwithstanding the foregoing, if any payment made pursuant to this Section 12 (including, without limitation, this Section 12.8) is determined to be taxable to the party receiving such payment by any Governmental Body, the paying party shall also indemnify the party receiving such payment for any Taxes incurred by reason of receipt of such payment (taking into account any actual reduction in Tax liability to the receiving party) and any Losses incurred by the party receiving such payment in connection with such Taxes (or any asserted deficiency, claim, demand, action, suit, proceeding, judgment or assessment, including the defense or settlement thereof, relating to such Taxes).

12.9         Materiality.  Solely for purposes of determining the amount of any Losses (and not the threshold issue as to whether or not there is a breach of, or any inaccuracy or misrepresentation with respect to any representation or warranty in any manner that indemnification would be available under Section 12.2(i)), all qualifications in such representation or warranty as to materiality or Material Adverse Effect (or any correlative terms) shall be disregarded.

12.10       Additional Provisions.

(a)           The amount of any Losses for which indemnification is provided under this Section 12 shall be reduced by (i) any amounts that may be recovered by the Indemnified Party or any of its Affiliates from any third party, (ii) any insurance proceeds or other cash receipts or source of reimbursement that are actually received by the Indemnified Party or any of its Affiliates with respect to such Damages (each source named in clauses (i) and (ii), a “Collateral Source”) and (c) the amount of any net Tax benefit actually realized by the Indemnified Party or any of its Affiliates in the year the Loss is incurred.  For purposes hereof, a Tax benefit will be deemed to be “actually realized” only to the extent that, and at such time as, the amount of Taxes payable by the Indemnified Party is reduced below the amount of Taxes that the Indemnified Party would have been required to pay but for payment or accrual of the indemnified Loss or the receipt or accrual of the indemnity payment (rather than just creating or increasing a Tax loss carryforward).  In computing the amount of any such Tax benefit, (X) the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss, and (Y) the Tax benefit shall be reduced to take into account any net Tax cost incurred by the Indemnified Party (or any of its Affiliates) arising from the receipt of indemnity payments hereunder.

(b)           If the amount of any Losses actually paid to an Indemnified Party with respect to any indemnification claim is required to be reduced under Section 12.10(a) after the date on which the Indemnifying Party pays such indemnification claim, the Indemnified Party shall promptly reimburse the Indemnifying Party any amount that the Indemnifying Party would not have had to pay pursuant to this Section 12 had such reduction been determined at or prior to the time of such payment.

(c)           Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable law, no Indemnifying Party shall be liable to any Indemnified Party, either in contract or in tort, for any consequential, incidental, indirect, special or punitive damages; provided that the foregoing shall not limit any Indemnifying Party’s indemnification obligations with respect to liabilities of any Indemnified Party for damages that are awarded to a third party by a court of competent jurisdiction in a final non-appealable decision in connection with a Third Party Claim.

13.           Miscellaneous.

13.1         Representative.

(a)           By the execution and delivery of this Agreement pursuant to Virginia Law, the Shareholders hereby irrevocably appoint the Representative as the representative, agent, proxy, and attorney in fact for all the Shareholders for all purposes under this Agreement including the full power and authority to act on the Shareholders ‘ behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including pursuant to Section 4); (ii) to negotiate disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including pursuant to Section 4 hereof); (iii) to receive and disburse to the Shareholders any funds received on behalf of the Shareholders under this Agreement or otherwise; (iv) to withhold any amounts received on behalf of the Shareholders to this Agreement or otherwise to satisfy any and all obligations or liabilities incurred by the Shareholders or the Representative in the performance of their duties hereunder; (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of the Stockholders); and (vi) to take all other actions to be taken by or on behalf of the Shareholders in connection with this Agreement (including pursuant to Section 4 hereof) and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. The Shareholders, by executing and delivering this Agreement, further agree that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Shareholders. All decisions and actions by the Representative shall be binding upon all of the Shareholders, and no Shareholders shall have the right to object, dissent, protest or otherwise contest the same. The Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement. The power of attorney granted by each Stockholder to the Representative pursuant to this Section 13.1 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Shareholders.

(b)           By the execution and delivery of this Agreement pursuant to Virginia Law, each Stockholder hereby severally, for itself only and not jointly, agrees to indemnify and hold harmless the Representative and his agents and other representatives against all expenses (including reasonable attorneys’ fees), judgments, fines and amounts incurred by such Persons in connection with any action, suit or proceeding to which the Representative or such other Person is made a party by reason of the fact that it is or was acting as the Representative pursuant to the terms of this Agreement.

(c)           Neither the Representative nor any of his agents or other representatives shall incur any liability to any Shareholders by virtue of the failure or refusal of such Persons for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting intentional and knowing fraud. The Representative and his representatives shall have no liability in respect of any action, claim or proceeding brought against such Persons by any Shareholders, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if such Persons took or omitted taking any action in good faith.

(d)           A majority-in-interest of the Shareholders may, by written consent, appoint a new representative as the Representative, with the prior consent of Buyer, not to be unreasonably withheld; provided that the consent of Buyer shall not be required if the new Representative is to be an Affiliate of the prior Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Shareholders of a majority-in-interest of those Shareholders must be delivered to Buyer not less than 10 days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer. For the purposes of this paragraph (d), a “majority-in-interest of the Shareholders” shall mean Shareholders representing in the aggregate over 50% of the percentage interests of the Indemnity Holdback Amount.

(e)           In the event that the Representative becomes unable or unwilling to continue in his or its capacity as Representative, or if the Representative resigns as the Representative, a majority-in-interest of the Shareholders may, by written consent, appoint a new representative as the Representative. Notice and a copy of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Shareholders must be delivered to Buyer. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer.

(f)            The Representative shall be entitled to recover from the Shareholders in accordance with their respective Allocation Percentage any fees and expenses that the Representative may incur in his capacity as such pursuant to this Agreement. In that regard, the Representative shall be entitled to retain $200,000 of the Preliminary Merger Consideration (the “Expense Funds”) as a reserve against the payment of expenses incurred in his capacity as the Representative, to be used by the Representative to pay any expenses incurred by the Representative in such capacity. Upon the date at which the Representative determines, in his sole discretion, that the Representative will not incur any additional expenses in his capacity as the Representative, then the Representative will distribute the remaining unused Expense Funds, if any, to the Shareholders pro rata in proportion to their respective Allocation Percentages.

13.2         Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13.3         Arbitration.  Any controversy or claim arising out of or relating to this Agreement (other than as set forth in Section 4), or the breach hereof, shall be settled by three arbitrators in an arbitration conducted in Commonwealth of Virginia in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  The arbitrators must be business lawyers experienced with agreements of this type and have been admitted to practice for not less than 25 years.  He or she shall have continuously held an “AV” rating by Martindale for at least 10 years.  The arbitrators’ decision shall be final and non-appealable.  Each party shall be entitled to discovery as may be permitted by the arbitrators.  The arbitrators shall have the authority to enter an award, or partial award, that a party should be enjoined from certain actions or be compelled to undertake certain actions.  In such event, any competent court may enter an order enjoining and/or compelling such actions as found by the arbitrators.  The arbitrators also shall make a determination regarding which party’s legal position in any such controversy or claim is the more substantially correct (the “Prevailing Party”) and the arbitrators shall enter an award for the legal and other professional fees and costs actually incurred by the Prevailing Party in connection with such arbitration proceeding and any necessary court action.

13.4         Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 13.4.

13.5         Amendment.  This Agreement may be amended in writing only with the prior written approval of Buyer and the Representative.

13.6         Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

13.7         Entire Agreement.  This Agreement and the other agreements, document and instruments referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement between the Company and Buyer shall not be superseded and shall remain in full force and effect in accordance with Section 9.3(a).

13.8         Expenses.  The Shareholders and Buyer shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby, it being understood that in no event shall the Company or Dauntless bear any of such costs and expenses, including without limitation any transaction, retention or similar bonuses owed to employees of the Company or Dauntless.

13.9         Assignment.  This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the Company’s or the Shareholders’ rights hereunder may be assigned without the prior written consent of Buyer, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect.  Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.10       Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) two (2) Business Days after sent by registered mail or by courier or express delivery service or (c) upon receipt when received by facsimile or email, provided that in each case the notice or other communication is sent to the address, facsimile telephone number or email address set forth beneath the name of such party below (or to such other delivery point as such party shall have specified in a written notice given to the other parties hereto):

if to Buyer:

John D. Thomas

Vice President-Finance & Corporate Development

Cubic Corporation

9333 Balboa Avenue

San Diego, CA  92123

Facsimile No. (858) 505-1548

Email:  jay.thomas@cubic.com

with copies to:

William L. Hoese, Esq.

General Counsel

Cubic Corporation

9333 Balboa Avenue

San Diego, CA  92123

Facsimile No. (858) 505-1559

Email:  william.hoese@cubic.com

and

Neil Gold, Esq.
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103
Facsimile: (212) 318-3400
Email: ngold@fulbright.com

if to Shareholders, the Representative or the Company:

Richard H. Helms

8480 NW 130th Street

Reddick, FL  32686

Facsimile: (703) 821-8511

Email: rhelms@abraxascorp.com

with a copy to:

Timothy J. Jessell, Esq.

Greenberg Traurig, LLP

1750 Tysons Blvd., Suite 1200

McLean, VA 22102

Facsimile:  (703)749-1301

Email:  jessellt@gtlaw.com

13.11       Cooperation.  The Parties shall cooperate fully with each other and execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by any Party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

13.12       Severability.  In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

13.13       Construction.

(a)           Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b)           Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

(c)           The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

13.14       Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument This Agreement may be executed and delivered by facsimile transmission or PDF, and any counterpart so delivered shall be treated as an original for all purposes binding and enforceable against the person so executing and delivering..

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

CUBIC CORPORATION

By:	/s/ William W. Boyle
	Name:	William W. Boyle
	Title:	Senior Vice President and Chief Financial Officer

ABRX ACQUISITION CORP.

By:	/s/ William W. Boyle
	Name:	William W. Boyle
	Title:	Senior Vice President and Chief Financial Officer

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

ABRAXAS CORPORATION

By:	/s/ Richard H. Helms
Name: Richard H. Helms
Title: Chief Executive Officer

REPRESENTATIVE:

/s/ Richard H. Helms
Richard H. Helms

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

SHAREHOLDERS:

Teresa R. Helms Family Trust (2008) dtd 9/25/08

By	/s/ Richard H. Helms
Name: Richard H. Helms
Title: Trustee

Richard Hollis Helms Revocable Trust (2008) dated 9/25/08

By	/s/ Richard H. Helms
Name: Richard H. Helms
Title: Trustee

/s/ David L. Gokey
David L. Gokey

/s/ Wesley R. Husted
Wesley R. Husted

/s/ Brad Joseph Juneau
Brad Joseph Juneau

/s/ Joseph A. Malpeli
Joseph A. Malpeli

/s/ Rodney G. Smith
Rodney G. Smith

[AGREEMENT AND PLAN OF MERGER SIGNATURE PAGE]

Exhibit 1.1

Certain Definitions

For purposes of the Agreement (including this Exhibit 1.1):

“Accounting Firm” has the meaning set forth in Section 4.3.

“Adjustment Holdback Amount” means an amount equal to $1,000,000.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through owners of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph hereof.

“Allocation Percentage” means, as to each Shareholder or Optionholder, the percentage set forth opposite such Shareholder’s or Optionholder’s name on Schedule A hereto.

“Anonymizer” means Anonymizer, Inc., a Delaware corporation and wholly owned subsidiary of Ntrepid.

“Articles of Merger” has the meaning set forth in Section 2.1(b).

“Balance Sheet” has the meaning set forth in Section 5.6(a).

“Balance Sheet Date” has the meaning set forth in Section 5.6(a).

“Business” means the providing of technical solutions, tradecraft support services and related services to Governmental Bodies in the intelligence, law enforcement and the national security communities anywhere in the world of the type provided by the Company and Dauntless prior to the Closing Date; provided, however, that “Business” shall not include the sale, lease or license of software, hardware or other products (and any related customer support services provided in connection with any such sale, lease or licenses), including software, hardware or other products (and any related customer support services) of the type provided by Ntrepid or Anonymizer prior to the date hereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York, New York are authorized or required by Law to close.

“Buyer” has the meaning set forth in the introductory paragraph hereof.

“Buyer Adjustment Amount” has the meaning set forth in Section 4.6(b).

“Buyer Disclosure Schedule” has the meaning set forth in Section 7.

“Buyer Fundamental Representations” has the meaning set forth in Section 12.1.

“Buyer Group” has the meaning set forth in Section 8.6(b).

“Buyer Indemnified Parties” has the meaning set forth in Section 12.2.

“Cap” has the meaning set forth in Section 12.2(c).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” has the meaning set forth in Section 4.2.

“Closing Net Working Capital” has the meaning set forth in Section 4.2.

“Closing Statement” has the meaning set forth in Section 4.2.

“Closing Statement Due Date” has the meaning set forth in Section 4.2.

“Closing Transactions” has the meaning set forth in Section 3.2.

“Closing Transaction Expenses” has the meaning set forth in Section 4.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral Source” has the meaning set forth in Section 12.10(a).

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Intellectual Property” means (A) the Registered Intellectual Property; and (B) any and all other Intellectual Property, including the Company Software, that is used by the Company or Dauntless in connection with the conducting of the Business as currently conducted.

“Company’s Knowledge” or “Knowledge of the Company” means the actual knowledge of the Shareholders, after reasonable inquiry of officers and other employees of such of the Company and its Subsidiaries reasonably believed to have knowledge of such matters.

“Company Software” means all computer software, databases and data collections and all rights thereto, including all enhancements, versions, releases and updates of such computer software, developed by or for the Company or any of its Subsidiaries, and any other computer software, regardless of the computer software’s stage of development, in each case that is used by the Company or Dauntless in connection with the conducting of the Business as currently conducted.  Company Software includes all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded.  Company Software does not include computer software that is licensed (i) from third parties or (ii) under the licenses of Intellectual Property owned by third parties that constitutes (A) “shrink wrap” software; or (B) third party software generally available to the public at a cost of less than $25,000.

“Confidentiality Agreement” has the meaning set forth in Section 9.3(a).

“Confidential Information” has the meaning set forth in Section 9.3(b).

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Continuing Employees” has the meaning set forth in Section 9.7(a).

“Contract” means any written, oral (except as to standard employment arrangements) or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature and shall include any Contract:  (a) to which the Company or any of its Subsidiaries is a party; (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation; or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Dauntless” means Abraxas Dauntless, Inc., a Virginia corporation and wholly-owned Subsidiary of the Company;

“Deductible” has the meaning set forth in Section 12.2(b).

“Defaulting Shareholder” has the meaning set forth in Section 4.6(b).

“Dissenting Shareholders” has the meaning set forth in Section 2.7.

“Dissenting Shares” has the meaning set forth in Section 2.7.

“Effective Time” has the meaning set forth in Section 2.1(b).

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means all Legal Requirements concerning pollution, protection of the environment or occupational or human health and safety, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, cleanup of, or exposure to, any Hazardous Substances, and any provisions of any Contracts relating to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means a corporation which is or was at any time a member of a controlled group of corporations with the Company within the meaning of Code Section 414(b), a trade or business which is or was under common control with the Company within the meaning of Code Section 414(c), or a member of an affiliated service group with the Company within the meaning of Code Sections 414(m) or (o).

“Escrow Agreement” has the meaning set forth in Section 3.2(d).

“Estimated Closing Indebtedness” has the meaning set forth in Section 4.1.

“Estimated Closing Net Working Capital” has the meaning set forth in Section 4.1.

“Estimated Closing Transaction Expenses” has the meaning set forth in Section 4.1.

“FBARs” has the meaning set forth in Section 5.16(w).

“FAR” has the meaning set forth in Section 5.11(d)(iii).

“FCPA” has the meaning set forth in Section 5.14.

“Financial Statements” has the meaning set forth Section 5.6(a).

“Final Merger Consideration” has the meaning set forth Section 2.2(a).

“FIRPTA Certificate” has the meaning set forth in Section 10.1(d)(vi).

“GAAP” means United States generally accepted accounting principles as in effect from time to time and consistently applied throughout the periods involved.

“Governmental Authorization” means any:  (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

“Government Bid” means any quotation, bid or proposal submitted to any Governmental Body or any proposed prime contractor or higher-tier subcontractor of any Governmental Body.

“Governmental Body” or “Governmental Bodies” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal).

“Government Contract” means any prime contract, subcontract, letter contract, purchase order or delivery order executed or submitted to or on behalf of any Governmental Body or any prime contractor or higher-tier subcontractor, or under which any Governmental Body or any such prime contractor or subcontractor otherwise has or may acquire any right or interest.

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive or caustic (including, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos), or regulated or defined as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant pursuant to Environmental Laws.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, as of any particular time, without duplication (i) the amount of all obligations for borrowed money of the Company and its Subsidiaries (including any unpaid principal, premium, accrued and unpaid interest, prepayment penalties, commitment and other fees, reimbursements, indemnities and all other amounts payable in connection therewith and including those payable in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby (which will be paid at the Closing)), (ii) liabilities of the Company and its Subsidiaries evidenced by bonds, debentures, notes, or other similar instruments or debt securities, (iii) all obligations, contingent or otherwise, of the Company and its Subsidiaries in respect of any letters of credit or bankers’ acceptances (to the extent drawn), (iv) any interest rate swap, forward contract or other hedging arrangement of the Company and its Subsidiaries, (v) all obligations (including accrued interest) without duplication under a lease agreement that would be capitalized pursuant to GAAP but excluding any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases unless such breakage costs, prepayment penalties, fees or other similar amounts are due and will be paid at the Closing and (vi) all obligations of the Company or any of its Subsidiaries created or arising under any conditional sale, earn out or other arrangement for the deferral of purchase price of any property (excluding any obligations under a conditional sale, earn out or other arrangement for the deferral of purchase price arising under transactions that have been consented to by Buyer and entered into between the date hereof and the Closing).

“Indemnified Party” has the meaning set forth in Section 12.7(a).

“Indemnifying Party” has the meaning set forth in Section 12.7(a).

“Indemnity Holdback Amount” means an amount equal to $8,000,000.

“Insurance Policy” or “Insurance Policies” has the meaning set forth in Section 5.20.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith, whether registered or unregistered, as applicable:  (i) United States and non-United States patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) inventions and discoveries (whether or not patentable and whether disclosed or undisclosed), disclosures on inventions, trade secrets, proprietary information, know-how, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor and all other corresponding rights thereto throughout the world; (iv) industrial designs and any registrations and applications therefor throughout the world; (v) trade names, logos, trademarks and service marks, and trademark and service mark registrations and applications therefor and all goodwill associated with the foregoing throughout the world; and (vi) data bases and data collections and all rights therein throughout the world to the extent in which a legally recognized intellectual property right exists.

“Leased Real Property” has the meaning set forth in Section 5.9.

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Letter of Transmittal” has the meaning set forth in Section 3.2(f).

“Losses” has the meaning set forth in Section 12.2.

“Material Adverse Effect” means any change, event, occurrence, effect, development, condition, circumstance, matter or state of facts that, individually or in the aggregate, together with all other changes, events, occurrences, effects, developments, conditions, circumstances, matters or state of facts, is, or is reasonably expected to be, materially adverse to the condition (financial or otherwise), assets, liabilities or results of operations of the Business or the Company; but excluding (i) effects resulting from general economic or capital market conditions, but only to the extent such conditions do not disproportionately adversely affect the Company; (ii) conditions affecting companies in the industry in which the Company conducts its business generally, but only to the extent such conditions do not disproportionately adversely affect the Company, (iii) any change in GAAP generally applicable to any business entity, or (iv) any effect arising out of or resulting from acts of terrorism or war.

“Material Contract” has the meaning set forth in Section 5.11(a).

“Merger” has the meaning set forth in Section 2.1(a).

“Net Working Capital” means current assets (including cash and cash equivalents accounts receivable, unbilled receivables and prepaid expenses and advances, but excluding any income tax related assets or liabilities whether current or deferred) less current liabilities (including accounts payable, accrued salaries and bonuses, payroll deductions payable, employer payroll Taxes payable, accrued benefits and accrued vacation), in each case determined in accordance with GAAP; provided that any and all income Tax refunds to which the Company may be entitled for any of its 2010 or earlier tax years by reason of net operating loss carrybacks or other offsets arising in 2010 or subsequent Tax years of the Company or Buyer shall be for the account of Buyer and shall not be included in the calculation of Net Working Capital.

“Note Distribution” has the meaning set forth in the recitals hereto.

“Ntrepid” has the meaning set forth in the recitals hereto.

“Ntrepid Confidential Information” has the meaning set forth in Section 9.3(c).

“Objection Notice” has the meaning set forth in Section 4.3.

“Options”  means all options to purchase shares of Company Common Stock (whether granted by the Company pursuant to the Company’s stock option plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Option Amount” has the meaning set forth in Section 2.3.

“Option Shares” has the meaning set forth in Section 2.3.

“Pension Plan” has the meaning set forth in Section 5.17(a).

“Permitted Encumbrances” means (i) statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor; which Encumbrances will be removed by the Company on or prior to the Closing; (ii) mechanics’, carriers’, workers’, repairers’, landlords’ and similar Encumbrances arising or incurred in the ordinary course of business that are not material to the Business or operations and financial condition of the property so encumbered or the Company; (iii) zoning, entitlement and other land use and environmental regulations by any Governmental Body, provided that such regulations have not been violated and do not materially interfere with the present use or occupancy of the property so encumbered; (iv) Encumbrances securing debt as disclosed in the Financial Statements, which Encumbrances will be removed by the Company on or prior to the Closing Date; and (v) such other imperfections in title, charges, easements, restrictions and encumbrances which do not materially detract from the value of or materially interfere with the ownership or present use of any property subject thereto or affected thereby.

“Per Share Portion” means with respect to each Shareholder and Optionholder, the percentage set forth opposite such Shareholder’s or Optionholder’s name on Schedule A hereto.

“Person” means any individual, Entity or Governmental Body.

“Personal Property Leases” has the meaning set forth in Section 5.9(b).

“Plan” has the meaning set forth in Section 5.17(a).

“Post-Closing Period” has the meaning set forth in Section 12.5(a).

“Pre-Closing Period” has the meaning set forth in Section 12.2.

“Preliminary Merger Consideration” has the meaning set forth in Section 2.2(a).

“Prevailing Party” has the meaning set forth in Section 13.2.

“Pro Forma Financial Statements” has the meaning set forth in Section 5.6(d).

“Property Contribution” has the meaning set forth in the recitals hereto.

“Real Property Leases” has the meaning set forth in Section 5.9.

“Registered Intellectual Property” means all of the following items of Intellectual Property owned by the Company or Dauntless:  (i) United States and non-United States issued patents and patent applications (including provisional applications); (ii) registered trademarks, applications to register trademarks, intent to use applications or other registrations related to trade identity and trademarks; (iii) registered copyrights and applications for copyright registration; (iv) mask work registrations and applications to register mask works; (v) all registrations for domain names; and (vi) any other Intellectual Property that is the subject of an application, certificate or registration filed with, issued by, or recorded by, any Governmental Body.

“Related Transactions” has the meaning set forth in the recitals hereto.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, migration or disposal into the environment.

“Representative” has the meaning set forth in the introductory paragraph hereof.

“Required Vote” has the meaning set forth in Section 5.3(b).

“Restricted Business” has the meaning set forth in Section 8.6(a).

“Restricted Period” has the meaning set forth in Section 8.6(a).

“Restrictive Covenants” has the meaning set forth in Section 8.6(c).

“Seller Documents” has the meaning set forth in Section 5.3.

“Seller Representatives” has the meaning set forth in Section 9.3(b).

“Shareholder” has the meaning set forth in the introductory paragraph hereof.

“Shareholder Fundamental Representations” has the meaning set forth in Section 12.1.

“Shareholder Indemnified Parties” has the meaning set forth in Section 12.5(a).

“Shareholders Notice” has the meaning set forth in Section 9.11(a).

“Source Code” means any source code, or any portion, aspect or segment of any source code, relating to any Company Software.

“Spinoff Distribution” has the meaning set forth in the recitals hereto.

“Straddle Period” has the meaning set forth in Section 9.8(a).

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.

“Surviving Corporation” has the meaning set forth in Section 2.1(a).

“Target Net Working Capital” means $3,000,000.

“Tax” or “Taxes” means (i) any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of a consolidated, combined, unitary, or aggregate group for any Tax period, and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Claim” has the meaning set forth in Section 9.8(d).

“Tax Return” means any return, declaration, statement, claim for refund, report or information return filed or required to be filed with any Governmental Body in connection with the determination, assessment or collection of any Tax or the administration of any Legal Requirements relating to any Tax, including any schedule or attachment thereto  and any amendment thereof.

“Termination Date” means January 31, 2011.

“Third-Party Claim” has the meaning set forth in Section 12.7(a).

“Transaction Expenses” means, to the extent not paid by the Company or the Shareholders before the Closing Date and not otherwise reflected in the calculation of Net Working Capital, the sum of (i) the amount of all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and associated expenses) incurred by the Company or any Shareholder at or prior to Closing, (ii) all fees payable by the Company to any Shareholder or any Affiliate of any such Person in connection with this Agreement or the transactions contemplated hereby, or otherwise, (iii) all amounts payable by the Company to any officer, director or employee of the Company in the nature of a “change in control”, closing or signing bonus, severance or retention payment or similar payment in connection with this Agreement or the consummation of the transactions contemplated hereby, and (iv) all amounts payable by the Company pursuant to Section 13.9.

“Virginia Law” means the Virginia Stock Corporation Code as in effect from time to time.

“Welfare Plan” has the meaning set forth in Section 5.17(a).

AMENDMENT

TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER, dated as of December 20, 2010 (this “Amendment”), is made by and among Cubic Corporation, a Delaware corporation (“Buyer”), ABRX Acquisition Corp., a Virginia corporation (“Merger Sub”), and Abraxas Corporation, a Virginia corporation (the “Company”), the persons and entities listed Shareholders on the signature pages hereto (each a “Shareholder” and collectively the “Shareholders”), and Richard Helms, in his capacity as representative of the Shareholders (the “Representative”).

W I T N E S S E T H:

WHEREAS, that certain Agreement and Plan of Merger, dated as of November 15, 2010 (the “Merger Agreement”), was executed and delivered by Buyer, Merger Sub, the Shareholders and the Representative;

WHEREAS, Buyer, Merger Sub, the Shareholders and the Representative desire to modify the Merger Agreement in accordance with the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, and agreements set forth in this Amendment and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                       All capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.

2.                                       Sections 3.2(b) and 3.2(c) of the Merger Agreement are hereby amended and restated in their entirety as follows:

“(b)                           Buyer shall deliver to the Representative the amount of the Preliminary Merger Consideration, less the Adjustment Holdback Amount and the Indemnity Holdback Amount, in cash by wire transfer of immediately available funds to a single account designated by the Representative in writing at least three Business Days prior to the Closing Date, for further distribution by the Representative to:

(i)                                     each holder of Company Common Stock that has provided a duly executed Letter of Transmittal (as provided in clause (g) below), the amount of such holder’s Per Share Portion of the Preliminary Merger Consideration, less such holder’s Allocation Percentage of the Adjustment Holdback Amount and the Indemnity Holdback Amount, provided that, until a holder has provided such Letter of Transmittal, the Representative shall not make such distribution to such holder; and

(ii)                                  each Optionholder that has provided a duly executed Letter of Transmittal (as provided in clause (g) below), after applicable withholding Taxes, the amount due to such Optionholder for such Optionholder’s cancelled Options under Section 2.3, less such Optionholder’s Allocation Percentage of the Adjustment Holdback Amount and the Indemnity Holdback Amount, provided that, until an Optionholder has provided such Letter of Transmittal, the Representative shall not make such distribution to such Optionholder;”

(c)                                  [Intentionally Omitted.];”

3.                                       Section 8.4 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“8.4                           Consents and Approvals.

(a)                                  The Company and the Representative shall (i) use their reasonable best efforts to obtain all necessary Consents of all Governmental Bodies, and of all other Persons, required in connection with the execution, delivery and performance by the Company and the Shareholders of this Agreement, including without limitation under any Material Contract, and (ii) diligently assist and cooperate with Buyer and Merger Sub in preparing and filing all documents required to be submitted by Buyer and Merger Sub to any Governmental Bodies, in connection with such transactions and in obtaining any governmental consents, waivers, authorizations or approvals which may be required to be obtained by Buyer and Merger Sub in connection with such transactions (which assistance and cooperation shall include, without limitation, timely furnishing to Buyer and Merger Sub all information concerning the Company that counsel to Buyer determines is required to be included in such documents).”

(b)                                 The Shareholders shall use their reasonable best efforts to obtain the Consent or novation (as applicable) of the other parties to any Contract listed on Exhibit A-1 or any claim or right or any benefit arising thereunder, if such Consent or novation is required for the assignment thereof to Ntrepid as part of the Property Contribution.  If any such Consent or novation is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Buyer or the Company in respect thereof so that Buyer and the Company would not be fully discharged from any and all liabilities or obligations thereunder, the Shareholders, the Representative, the Company and Buyer will cooperate in a mutually agreeable arrangement, including sub-contracting, sub-licensing, or sub-leasing to Ntrepid, designed to provide Ntrepid after the Closing with the benefits intended to be assigned to Ntrepid in connection with the Property Contribution with respect to the underlying Contract, including enforcement of rights thereunder at the cost and for the account of Ntrepid, and Ntrepid shall pay or satisfy any liabilities or obligations with respect to such Contracts as and when they are due, to the extent Ntrepid would have been responsible therefor hereunder if such Consent or novation had been obtained, and the Company and Buyer shall promptly pay to Ntrepid any amounts received by the Company or Buyer with respect to such Contracts following the Closing.”

4.                                       Section 9.5 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“9.5                           Use of Name.  The Shareholders hereby agree that upon the consummation of the transactions contemplated hereby, Buyer and the Company shall have the sole ownership of, and right to the use, the name “Abraxas,” “Abraxas Corporation” and “Abraxas Dauntless, Inc.” and the Shareholders shall not, and shall cause or permit Ntrepid, Anonymizer or any Affiliate of any Shareholder not to, use such names or any variation or simulation thereof in any business.  Notwithstanding the preceding sentence, the Shareholders, Ntrepid and Anonymizer shall have a reasonable period of time after the Closing, but no more than 30 days after the Closing Date, to (a) effect any removal of the “Abraxas,” “Abraxas Corporation” and “Abraxas Dauntless, Inc.” names, and any variation or simulation thereof, from their publicity or public places (including, without limitation, letterhead and signage), except as may be otherwise expressly authorized in writing by Buyer, and (b) cause the corporate name of Abraxas Applications, Inc. to be changed to a name that does not include “Abraxas” or any variation thereof.”

5.                                       Section 9 of the Merger Agreement is hereby amended by adding the following new Section 9.12 at the end thereof:

9.12.  Inland Lease Amendments.  Without the prior written consent of Buyer, which shall not be unreasonably withheld, the Shareholders shall cause Ntrepid not to amend or modify the terms and conditions of that certain Office Lease Agreement dated February 18, 2008, as amended by that certain First Amendment dated April 9, 2009, by and between the Company and Inland American Office Management LLC, as assigned by the Company to Ntrepid on or prior to the Closing Date, relating to the leased premises commonly known as Worldgate Plaza IV located at 12801 Worldgate Drive, Herndon, Virginia 201790 (the “Inland Lease”), prior to the date that is the earlier of the date of (i) delivery by the Representative to Buyer of a full and unconditional release in form and substance reasonably satisfactory to Buyer of any and all liabilities or obligations of the Company arising under or in connection with the Inland Lease, (ii) delivery of a letter of credit for the benefit of Buyer in an amount equal to $1,500,000 in form and substance reasonably satisfactory to Buyer securing the Shareholders’ indemnification obligations pursuant to Section 12.2(viii), or (iii) termination or expiration of the Inland Lease in accordance with its terms.

6.                                       Section 12.1 of the Merger Agreement is hereby amended and restated in its entirety as follows:

“12.1                     Survival.  The representations and warranties of the Company set forth in Section 5, the representations and warranties of the Shareholders set forth in Section 6, and the representations of Buyer and Merger Sub set forth in Section 7 shall survive the Closing solely for purposes of Section 12.2 and Section 12.5, as applicable, and shall terminate on the close of business on first Business Day after the date that is the 19 months after the Closing Date except (i) for the representations and warranties set forth in Sections 5.1 (Organization and Corporate Power), 5.3 (Authorization), 5.5 (Capitalization), 5.9(a) (Real Property Leases), 5.25 (Brokers), 6.3 (Shares of Company Common Stock) (the “Shareholder Fundamental Representations”) and Sections 7.1 (Organization and Corporate Power), 7.2 (Authorization) and 7.5 (Brokers) (“Buyer Fundamental Representations”), which shall survive indefinitely after the Closing Date and (ii) for the representations and warranties set forth in Sections 5.16 (Tax Matters) and 5.16(a) (Employee Benefit Plans), which shall survive until 90 days after the expiration of the applicable statute of limitations. The covenants of the Company and of the Representative contained in this Agreement which are to be performed prior to the Closing shall terminate upon the Closing; provided that any claim made prior to the close of business on first Business Day after the date that is the 19 months after the Closing Date that any such covenant was breached prior to such termination shall survive the Closing until resolved. The covenants of the Company, the Shareholders and the Representative contained in this Agreement which are to be performed at or after the Closing shall terminate 90 days after the expiration of the statute of limitations applicable to such covenant.  Notwithstanding anything in this Section 12.1 to the contrary, in the event of any breach of a representation or warranty by a party that is intentional or constitutes fraud, such party’s liability for breach of such representation or warranty shall survive the Closing indefinitely and continue in full force and effect.”

7.                                       Section 12.2(v) of the Merger Agreement is hereby amended and restated in its entirety as follows:

“(v) any Indebtedness, liabilities, obligations or commitments of Ntrepid or Anonymizer or any liabilities, obligations or commitments arising out of any Related Transactions (including without limitation arising out of the Property Contribution, any failure to obtain any Consent required in connection with the consummation thereof on or prior to the Closing Date, or any sub-contracting, sub-licensing, sub-leasing or other arrangement entered into the by the parties in accordance with Section 8.4(b) (other than any breach by the Company or Buyer of its respective obligations thereunder);”

8.                                       Section 12.2 of the Merger Agreement is hereby amended by deleting the word “and” immediately before clause (vi) thereof and adding the following immediately following the end of clause (vi) and immediately before the proviso thereof:

“(vii) any liabilities or obligations arising from the Representative’s failure to properly distribute to holders of Company Common Stock or Optionholders their applicable Pro Rata Portion of the Preliminary Merger Consideration or Final Merger Consideration in accordance with the terms and conditions of this Agreement or to properly instruct the Escrow Agent to disburse the Adjustment Holdback Amount of the Indemnity Holdback amount in accordance with the terms and conditions of this Agreement and the Escrow Agreement; and (viii) any liabilities, obligations or commitments arising out of or in connection with that certain Office Lease Agreement dated February 18, 2008, as amended by that certain First Amendment dated April 9, 2009, by and between the Company and Inland American Office Management LLC, the leased premises commonly known as Worldgate Plaza IV located at 12801 Worldgate Drive, Herndon, Virginia 201790;”

9.                                       Each of Exhibit A-1, Exhibit 3.2(e) and Schedule A originally attached to and/or accompanying the Merger Agreement is hereby replaced and superseded in its entirety with the revised Exhibit A-1, Exhibit 3.2(e) and Schedule A attached to and/or accompanying this Amendment, and shall be deemed to be the applicable Exhibit or Schedule for all purposes under the Merger Agreement.

10.                                 Exhibit 1.1 to the Merger Agreement his hereby amended by amending and restating the definition of “Indemnity Holdback Amount” as follows:

“‘Indemnity Holdback Amount’ means an amount equal to $9,500,000.”

11.                                 The Merger Agreement is hereby confirmed and the terms and provisions thereof, unless expressly modified herein, are in full force and effect.

12.                                 This Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  This Amendment shall be governed by and construed in accordance with the Legal Requirements of the Commonwealth of Virginia, regardless of the Legal Requirements that might otherwise govern under applicable principles of conflicts of laws thereof.

13.                                 This Amendment may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument This Amendment may be executed and delivered by facsimile transmission or PDF, and any counterpart so delivered shall be treated as an original for all purposes binding and enforceable against the person so executing and delivering.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

CUBIC CORPORATION

By:	/s/ William W. Boyle
	Name:	William W. Boyle
	Title:	Senior Vice President and Chief Financial Officer

ABRX ACQUISITION CORP.

By:	/s/ William W. Boyle
	Name:	William W. Boyle
	Title:	Senior Vice President and Chief Financial Officer

[AMENDMENT SIGNATURE PAGE]

ABRAXAS CORPORATION

By:	/s/ Richard H. Helms
	Name:	Richard H. Helms
	Title:	Chief Executive Officer

REPRESENTATIVE:

/s/ Richard H. Helms
Richard H. Helms